Exhibit 10.3

EXECUTION VERSION

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of June 1, 2015 (the “Escrow Date”), by Energizer SpinCo, Inc., a Missouri corporation (the “Borrower”), the Persons that have agreed to become Lenders (the “Lenders”) under the Credit Agreement (as defined below), JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders under the Credit Agreement (in such capacity, the “Administrative Agent”), and JPMorgan Chase Bank, N.A., in its capacity as escrow agent hereunder (in such capacity, the “Escrow Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement to be dated as of the Funding Date thereunder, among the Borrower, the Lenders and Issuing Banks from time to time party thereto and the Administrative Agent (the “Credit Agreement”) attached hereto as Exhibit A.

WHEREAS the parties hereto wish to deliver certain signature pages to the Escrow Agent to be held in escrow by the Escrow Agent and released as provided herein;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment. The parties hereto hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment on the terms and conditions set forth herein.

2. Delivery and Release of Documents. The parties hereto are delivering to the Escrow Agent executed signature pages to the Credit Agreement (collectively, the “Escrowed Documents”). Subject only to receipt of a written notice (which may be in the form of an e-mail or other electronic transmission) from the Borrower requesting the release and delivery of such signature pages and stating that the Borrower expects the Funding Date to occur on the date of such request (the “Release Notice”), each party hereto irrevocably authorizes and directs the Escrow Agent to release and deliver the Escrowed Documents on the date of such request, and agrees that the Credit Agreement will become effective upon such release and delivery (it being understood that the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit under the Credit Agreement will remain subject to the satisfaction on such date of the conditions set forth in Section 5.02). If the Release Notice shall not have been delivered by 5:00 p.m., New York City time, on July 10, 2015 or if the Borrower otherwise notifies the Administrative Agent in writing that it will not deliver the Release Notice (either such event, an “Escrow Termination Event”), each party hereto that shall have delivered any Escrowed Documents shall automatically be deemed to have withdrawn its authorization and direction to the Escrow Agent to release and deliver such Escrowed Documents.

3. Fees. The Borrower hereby agrees to pay to the Administrative Agent, for the account of each Term Lender, for the period from and including the 31st day after the Escrow Date to but excluding the earlier of (x) the funding of the Term Loans on the Funding Date and (y) the date on which an Escrow Termination Event shall have occurred (such earlier date, the “Escrow Termination Date”), a ticking fee which shall accrue on the average daily unused amount of the Term Loan Commitment of such Term Lender at a rate of 1.25% per annum.

The fees payable under this Section 3 shall be paid on the Escrow Termination Date in immediately available funds and shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All fees paid under this Section 3 shall not be refundable under any circumstances. For purposes hereof, each Lender will be deemed to have a Term Loan Commitment in the amount set forth opposite such Lender’s name on Schedule 2.01 to the Credit Agreement.

4. Escrow Agent. In order to induce the Escrow Agent to act under this Agreement, the other parties hereto agree that:

(a) The duties and obligations of the Escrow Agent hereunder are those expressly set forth herein and no others. The Escrow Agent shall not incur any liability to any party hereto except as a result of a breach of its obligations expressly set forth herein, and then only to the extent such breach results primarily from its own willful misconduct or gross negligence.

(b) The Escrow Agent shall not have any responsibility for the genuineness, validity or effectiveness of any document presented to or deposited with it pursuant to this Agreement.

(c) To the extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against the Escrow Agent, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Agreement or the transactions provided for herein.

5. Indemnification. The Borrower agrees to indemnify the Escrow Agent, its Affiliates and the officers, directors, employees, agents and advisors of such persons (collectively, the “Indemnified Parties”) for, and to hold the Indemnified Parties harmless against, any loss or liability, or any related expense (including, without limitation, the fees and disbursements of counsel) incurred by or asserted against any Indemnified Party in connection with this Agreement and the carrying out by the Escrow Agent of its duties hereunder except, in the case of any Indemnified Party, to the extent that such losses, liabilities or expenses result from the gross negligence or willful misconduct of such Indemnified Party.

6. Notice. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as provided in the Credit Agreement; provided that the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it.

7. Miscellaneous. The provisions of this Agreement may be waived, altered, amended, modified or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and each of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party hereto without the prior consent of each other party. This Agreement shall be governed by and construed under the laws of the State of New York. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York over any

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suit, action or proceeding arising out of or relating to this Agreement, any of the transactions contemplated hereby or the performance of services hereunder. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission, and each such facsimile or other electronic transmission will, for all purposes, be deemed to be the original signature of the party whose signature it reproduces and will be binding upon such party. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ENERGIZER SPINCO, INC.,

by	/s/ Brian Hamm
	Name:	Brian Hamm
	Title:	Vice President and Chief Financial Officer

[Signature Page to Escrow Agreement – Energizer SpinCo, Inc.]

JPMORGAN CHASE BANK, N.A., as a Term Lender, as a Revolving Lender and as Administrative Agent

by	/s/ Brendan Korb
Name: Brendan Korb
Title: Vice President

JPMORGAN CHASE BANK, N.A., as Escrow Agent

by	/s/ Brendan Korb
Name: Brendan Korb
Title: Vice President

[Signature Page to Escrow Agreement – Energizer SpinCo, Inc.]

BANK OF AMERICA, N.A., as a Revolving Lender

by	/s/ Adam Cady
Name: Adam Cady
Title: Managing Director

[Signature Page to Escrow Agreement – Energizer SpinCo, Inc.]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. as a Revolving Lender

by	/s/ Thomas J. Sterr
Name: Thomas J. Sterr
Title: Authorized Signatory

[Signature Page to Escrow Agreement – Energizer SpinCo, Inc.]

CITIBANK, N.A., as a Revolving Lender

by	/s/ Justin Tichauer
Name: Justin Tichauer
Title: Vice President

[Signature Page to Escrow Agreement – Energizer SpinCo, Inc.]

THE NORTHERN TRUST COMPANY, as a Revolving Lender

by	/s/ John Canty
Name: John Canty
Title: Senior Vice President

[Signature Page to Escrow Agreement – Energizer SpinCo, Inc.]

TD BANK, N.A., as a Revolving Lender

by	/s/ M. Bernadette Collins
Name: M. Bernadette Collins
Title: Senior Vice President

[Signature Page to Escrow Agreement – Energizer SpinCo, Inc.]

STANDARD CHARTERED BANK, as a Revolving Lender

by	/s/ Felipe Macia
Name: Felipe Macia A2789
Title: Managing Director Syndications, Americas

by	/s/ Hsing H. Huang
Name: Hsing H. Huang
Title: Associate Director Standard Chartered Bank NY

[Signature Page to Escrow Agreement – Energizer SpinCo, Inc.]

EXHIBIT A

CREDIT AGREEMENT

Dated as of [•], 2015

among

ENERGIZER HOLDINGS, INC.

(formerly known as Energizer SpinCo, Inc.),

as Borrower

THE INSTITUTIONS FROM TIME TO TIME

PARTIES HERETO AS LENDERS

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

BANK OF AMERICA, N.A.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

CITIBANK, N.A.

as Co-Syndication Agents

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arrangers and Joint Bookrunners

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ARTICLE 15

COUNTERPARTS

ARTICLE 16

USA PATRIOT ACT

EXHIBITS

EXHIBIT A	–	[Reserved]
EXHIBIT B	–	Form of Borrowing/Election Notice
EXHIBIT C	–	Form of Request for Letter of Credit
EXHIBIT D	–	Form of Assignment and Assumption
EXHIBIT E-1	–	Form of Increasing Lender Supplement
EXHIBIT E-2	–	Form of Augmenting Lender Supplement
EXHIBIT F	–	Form of Officer’s Certificate
EXHIBIT G	–	Form of Compliance Certificate
EXHIBIT H	–	Form of Perfection Certificate
EXHIBIT I	–	Form of Supplemental Perfection Certificate
EXHIBIT J	–	Form of Guarantee and Collateral Agreement
EXHIBIT K-1-4		Form of U.S. Tax Compliance Certificates

SCHEDULES

Pricing Schedule

Schedule 2.01	–	Commitments
Schedule 3.01		Existing Letters of Credit
Schedule 6.07	–	Litigation; Loss Contingencies
Schedule 6.08	–	Subsidiaries
Schedule 6.18	–	Environmental Matters
Schedule 7.03(a)	–	Indebtedness
Schedule 7.03(b)	–	Liens
Schedule 7.03(d)	–	Investments
Schedule 7.03(i)	–	Transactions with Shareholders and Affiliates
Schedule 7.03(j)		Restrictive Agreements

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CREDIT AGREEMENT

This Credit Agreement dated as of [•], 2015 is entered into among ENERGIZER HOLDINGS, INC. (formerly known as Energizer SpinCo, Inc.), a Missouri corporation, the institutions from time to time parties hereto as Lenders and JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent.

WHEREAS, the Borrower has requested that the Lenders provide (i) Revolving Loan Commitments hereunder in an initial aggregate principal amount of $250,000,000 and (ii) Term Loan Commitments hereunder in an initial aggregate principal amount of $400,000,000; and

WHEREAS, the Borrower, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to set forth the terms and conditions under which the Lenders will, from time to time, provide the Commitments and make loans and extend other financial accommodations thereunder to or for the benefit of the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Defined Terms. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

As used in this Agreement:

“Accounting Change” is defined in Section 10.09 hereof.

“Administrative Agent” means JPMorgan in its capacity as contractual representative for itself and the Lenders pursuant to Article 11 hereof and any successor Administrative Agent appointed pursuant to Article 11 hereof.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Class and Type and, in the case of Eurodollar Rate Loans, for the same Interest Period.

“Affected Lender” is defined in Section 2.19 hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of greater than ten percent (10.0%) of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Revolving Lenders, as may be reduced or increased from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00).

“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all the Term Lenders, as may be reduced or increased from time to time pursuant to the terms hereof. The initial Aggregate Term Loan Commitment is Four Hundred Million and 00/100 Dollars ($400,000,000.00).

“Agreement” means this Credit Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time.

“All-in Yield” means, as to any Indebtedness, the effective interest rate with respect thereto as reasonably determined by the Administrative Agent in consultation with the Borrower, taking into account the interest rate, margin, original issue discount, upfront fees and “LIBOR floors” or “base rate floors”; provided that (i) original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity of such Indebtedness, (ii) customary arrangement, structuring, underwriting, amendment or commitment fees paid solely to the applicable arrangers or agents with respect to such Indebtedness shall be excluded and (iii) for the purpose of Section 2.05(b)(iii), if the “LIBOR floor” or “base rate floor” for any Incremental Term Loan exceeds 100 basis points or 200 basis points, respectively, such excess shall be equated to interest rate margins for the purpose of this definition.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1.0% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day; provided, further that the Alternate Base Rate shall at no time be less than 0.00% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act, as amended.

“Applicable Commitment Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.14(c)(i) hereof as set forth in the Pricing Schedule.

“Applicable L/C Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 3.08(a) hereof as set forth in the Pricing Schedule.

“Applicable Margin” means, as at any date of determination, (i) with respect to Revolving Loans, the rate per annum then applicable to Advances of any Type at such time as set forth in the Pricing Schedule and (ii) with respect to Term Loans, (a) 1.50%, in the case of Floating Rate Loans and (b) 2.50%, in the case of Eurodollar Rate Loans.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Citigroup Global Markets Inc., in their respective capacities as the joint lead arrangers and joint bookrunners for the loan transaction evidenced by this Agreement.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.03), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Auction” is defined in Section 13.03(g).

“Auction Manager” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to Section 13.03(g); provided that the Borrower shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Manager.

“Auction Procedures” means “Dutch auction” procedures reasonably satisfactory to the Administrative Agent.

“Augmenting Lender” is defined in Section 2.05(b).

“Augmenting Lender Supplement” is defined in Section 2.05(b).

“Authorized Officer” means the Chief Executive Officer, the Chief Financial Officer, Vice Chairman, any President, the Chief Accounting Officer, any Executive Vice President, any Senior Vice President, the Treasurer or the Secretary of the Borrower.

“Available Amount” means, as of any date of determination, an amount not less than zero, determined on a cumulative basis equal to, without duplication:

(a) $30,000,000, plus

(b) 50.0% of Consolidated Net Income for the period commencing on the Funding Date and ending on the applicable date of determination, plus

(c) the cumulative amount of net cash proceeds received by the Borrower (other than from a Restricted Subsidiary) from the sale of Equity Interests of the Borrower after the Funding Date and on or prior to the applicable date of determination (including upon exercise of warrants or options), plus

(d) Declined Proceeds, minus

(e) any amount of the Available Amount used to make Investments pursuant to Section 7.03(d) after the Funding Date and prior to the applicable date of determination, minus

(f) any amount of the Available Amount used to make Restricted Payments pursuant to Section 7.03(h)(i)(G) after the Funding Date and prior to the applicable date of determination, minus

(g) any amount of the Available Amount used to make payments in respect of Indebtedness pursuant to Section 7.03(h)(ii)(E) after the Funding Date and prior to the date of determination.

“Banking Services” means each and any of the following bank services provided to the Borrower or any Restricted Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) and (d) any arrangements or services similar to any of the foregoing.

“Banking Services Agreement” means any agreement entered into by the Borrower or any Restricted Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Borrower or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or Foreign Pension Plan) in respect of which the Borrower or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or, if there is no such board, the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf thereof.

“Borrower” means Energizer Holdings, Inc. (formerly known as Energizer SpinCo, Inc.), a Missouri corporation, together with its successors and assigns, including a debtor-in-possession on behalf of the Borrower.

“Borrowing Date” means a date on which an Advance or Swing Line Loan is made hereunder.

“Borrowing/Election Notice” is defined in Section 2.07 hereof.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois and New York, New York and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois and New York, New York.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days); (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and at least 95.0% of the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody’s Investors Service, Inc. or at least BBB by Standard & Poor’s Ratings Group); and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.; provided that the maturities of such Cash Equivalents described in the foregoing clauses (i) through (iv) shall not exceed 365 days; (v) repurchase obligations of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies having a term not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (vi) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, territory, political subdivision, taxing authority or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least BBB by Standard & Poor’s Ratings Group or at least Baa by Moody’s Investors Service, Inc.; (vii) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia (which commercial bank shall have a short-term debt rating of A-1 (or better) by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.), or by any foreign bank (which foreign bank shall have a rating of B or better from Thomson BankWatch Global Issuer Rating or, if not rated by Thomson BankWatch Global Issuer Rating, which foreign bank shall be an institution acceptable to the Administrative Agent), or its branches or agencies; or (viii) shares of money market mutual or similar funds at least 95.0% of the assets of which are invested in the types of investments satisfying the requirements of clauses (i) through (vii) of this definition.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary with no material assets other than Capital Stock of one or more Foreign Subsidiaries that are CFCs.

“Change in Law” means the occurrence, after the Escrow Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means an event or series of events by which:

(i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30.0%) or more of the voting power of the then outstanding Capital Stock of the Borrower entitled to vote generally in the election of the directors of the Borrower;

(ii) during any period of 12 consecutive calendar months, the Board of Directors of the Borrower shall cease to have as a majority of its members individuals who either:

(a) were directors of the Borrower on the first day of such period, or

(b) were elected or nominated for election to the Board of Directors of the Borrower at the recommendation of or other approval by at least a majority of the directors then still in office at the time of such election or nomination who were directors of the Borrower on the first day of such period, or whose election or nomination for election was so approved;

(iii) other than as a result of a transaction not prohibited under the terms of this Agreement, the Borrower (a) shall cease to own, of record and beneficially, with sole voting and dispositive power, 100.0% of the outstanding shares of Capital Stock of each of the Subsidiary Guarantors or (b) shall cease to have the power, directly or indirectly, to elect all of the members of the Board of Directors of each of the Subsidiary Guarantors; or

(iv) the Borrower consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any Person, or any corporation consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property.

“Charge” is defined in Section 10.15.

“Citi” means CGMI, Citibank, N.A., Citigroup USA, Inc., Citigroup North America, Inc. and/or any of their affiliates.

“Class” when used in reference to (a) any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans or Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Loan Commitment or Term Loan Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Secured Obligations.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(i) the Administrative Agent shall have received from the Borrower and each Subsidiary Guarantor either (a) a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such Person, or (b) in the case of any Person that becomes a Subsidiary Guarantor after the Funding Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with such documents and opinions with respect to such Subsidiary Guarantor as may reasonably be requested by the Administrative Agent;

(ii) all Equity Interests directly owned by any Loan Party shall have been pledged pursuant to, and to the extent required by, the Collateral Agreement and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such certificated Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, however, that (a) the Loan Parties shall not be required to pledge more than 65% of any Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any CFC or CFC Holdco or enter into any pledge agreement governed by the laws of any jurisdiction outside the United States with respect thereto and (b) there shall be no requirement to pledge any Equity Interests of a direct or indirect Subsidiary of a CFC Holdco or a Foreign Subsidiary that is a CFC;

(iii) all Indebtedness of the Borrower and any Subsidiary and all Indebtedness of any other Person, in each case that is owing to any Loan Party and in a principal amount of $10,000,000 or more, shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(iv) all documents and instruments, including UCC financing statements, required by the Collateral Documents or this Agreement with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(v) the Administrative Agent shall have received (within ninety (90) days after the Funding Date with respect to Mortgaged Properties on the Funding Date) (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance, naming the Administrative Agent as the insured for the benefit of the Credit Parties, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a valid and enforceable Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 7.03(b), together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) prior to the execution and delivery of each Mortgage, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to the Mortgaged Property encumbered by such Mortgage (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower), and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, a copy of, or a certificate as to coverage under, and a declaration page relating to, the flood insurance policies required by Section 7.02(e) and the applicable provisions of the Collateral Documents, each of which shall (v) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (w) identify the addresses of each property located in a special flood hazard area, (x) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (y) provide that to the extent commercially available the insurer will give the Administrative Agent 45 days written notice of cancellation or non-renewal and (z) shall be otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (iv) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(vi) the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as the case may be, of a Control Agreement with respect to (i) each Deposit Account maintained by any Loan Party and (ii) each securities account maintained by any Loan Party with any securities intermediary, in each case, other than Excluded Accounts, within the time periods required by the Collateral Agreement; and

(vii) each Loan Party shall have obtained all material consents and approvals required in connection with the execution and delivery of all Collateral Documents to which it is a party and the performance of its obligations thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees of the Obligations by any Restricted Subsidiary, if and for so long as the Administrative Agent, in consultation with the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance or flood insurance, legal opinions, appraisals, surveys or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may in its sole discretion, grant extensions of time for the creation and perfection of security interests in (including delivery of promissory notes as required by clause (iii) above) or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary Guarantor (including extensions beyond the Funding Date or in connection with assets acquired, or Subsidiary Guarantors formed or acquired, after the Funding Date) where it determines that such extension is necessary or appropriate.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit J, together with all supplements thereto.

“Collateral Documents” means the Collateral Agreement, each Control Agreement, each Mortgage, each IP Security Agreement and each other document granting or purporting to grant a Lien upon any assets of any Loan Party as security for payment of the Secured Obligations.

“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

“Commitment Fee” is defined in Section 2.14(c)(i) hereof.

“Commitments” means the Revolving Loan Commitments and the Term Loan Commitments.

“Communications” means, collectively, any written notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 14.01(b), including through the Platform.

“Company Competitor” means any competitor of the Borrower and/or any of the Borrower’s Subsidiaries.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Capital Expenditures” means, for any period for the Borrower and its Restricted Subsidiaries, without duplication, all expenditures (whether paid in cash or other consideration and including deferred and accrued liabilities) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated statement of cash flows for such period; provided that Consolidated Capital Expenditures shall not include, for purposes hereof, (a) expenditures in connection with any acquisition of a Person or line of business permitted hereunder or (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or property.

“Consolidated Current Assets” means, as at any date of determination, the consolidated current assets of the Borrower and its Restricted Subsidiaries that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the consolidated current liabilities of the Borrower and its Restricted Subsidiaries that may property be classified as current liabilities in conformity with GAAP, excluding, without duplication, the current portion of any long-term Indebtedness.

“Consolidated EBITDA” means, for any period, on a consolidated basis for the Borrower and its Restricted Subsidiaries, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted (and not added back) in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense and, to the extent not included therein, bank and letter of credit fees and the cost of surety bonds in connection with financing activities (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) for such period, (ii) consolidated income tax expense for such period, (iii) depreciation expense for such period, (iv) amortization expense (including amortization of deferred financing fees) for such period, (v) any non-cash charges for such period, including without limitation non-cash stock compensation expense (except any non-cash charges that require accrual of a reserve for anticipated future cash payments for any period), (vi) any losses during such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement, (vii) any fees, losses and expenses paid or premiums and penalties incurred during such period in connection with (a) the Spin Transaction, this Agreement or the Senior Notes, in the case of this clause (a) paid or incurred on or prior to the Funding Date or prior to the end of the first full fiscal quarter ending after the Funding Date and (b) the issuance or incurrence of Indebtedness or Equity Interests, Permitted Acquisitions (whether or not consummated), other Investments consisting of acquisitions or assets or equity constituting a business unit, line of business, division or entity (whether or not consummated) and permitted asset sales (whether or not consummated), other than asset sales effected in the ordinary course of business, (viii) any net after-tax extraordinary, unusual or nonrecurring losses, costs, charges or expenses during such period; provided that the aggregate cash portion of such losses, costs, charges and expenses added back pursuant to this clause (viii) shall not exceed $25,000,000 during any period of four consecutive fiscal quarters, (ix) any restructuring charges, accruals, reserves and business optimization expenses during such period, (x) one-time compensation charges, consolidation, transition, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans, litigation settlements or losses outside the ordinary course of business and (xi) any net cost savings, operating expense reductions and synergies projected by the Borrower to result from actions taken during such period that (a) are reasonably expected to be realized within twelve (12) months of the applicable action as set forth in reasonable detail on a certificate of an Authorized Officer delivered to the Administrative Agent, (b) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Borrower and its Restricted Subsidiaries and (c) are either (x) permitted as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act or (y) represent, when aggregated with any amounts added back pursuant to clauses (ix) and (x), less than 10.0% of Consolidated EBITDA for such period (determined (x) prior to giving effect to any adjustment pursuant to clauses (ix), (x) or (xi) and (y) net of the amount of actual benefits realized from such actions during such period from such actions), and minus (b) without duplication (i) to the extent not deducted in determining such Consolidated Net Income, all cash payments made during such period on account of non-cash charges that were or would have been added to Consolidated Net Income in such period or in a previous period and pursuant to clause (v) above and (ii) to the extent included in determining such Consolidated Net Income, (A) any net after-tax extraordinary, unusual or nonrecurring gains and all non-cash items of income (other than normal accruals in the ordinary course of business) for such period and (B) any gains for such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement, all determined on a consolidated basis in accordance with GAAP; provided that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by the Borrower or any Restricted Subsidiary, other than dispositions in the ordinary course of business;

“Consolidated Interest Expense” means, for any period for the Borrower and its Restricted Subsidiaries, all interest expense on a consolidated basis determined in accordance with GAAP, but including, in any event, the interest component under Capitalized Leases, Synthetic Lease Obligations and any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Borrower or any Restricted Subsidiary in connection with a Permitted Receivables Financing. Except as expressly provided otherwise, the applicable period shall be the four consecutive fiscal quarters of the Borrower ending as of the date of determination.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower) that is not a Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any of the Restricted Subsidiaries during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than a Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is restricted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, statute, rule or regulation applicable to such Restricted Subsidiary, (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary that is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary, (d) the cumulative effect of a change in accounting principles and (e) the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements, as a result of any other past or future acquisitions or the amortization or write-off of any amounts thereof.

“Consolidated Tangible Assets” means, as of any date of determination thereof, Consolidated Assets of the Borrower and its Restricted Subsidiaries minus the Intangible Assets of the Borrower and its Restricted Subsidiaries on such date.

“Consolidated Working Capital” means, as of the date of determination, Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period, an amount (which may be positive or negative) equal to Consolidated Working Capital as of the beginning of such period, minus the Consolidated Working Capital as of the end of such period.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos or polychlorinated biphenyls (“PCBs”), and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject. Without in any way limiting the foregoing, as used with respect to the Borrower or any of its Subsidiaries, Contractual Obligations shall include, without limitation, the Senior Note Indenture and any instruments, documents or agreements executed or delivered in connection therewith by which the Borrower or such Restricted Subsidiaries are bound.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Controlled Group” means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“Co-Syndication Agents” means each of Bank of America, N.A. (and its successors), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (and its successors) and Citibank, N.A. (and its successors) in their respective capacities as co-syndication agents for the loan transactions evidenced by this Agreement.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swing Line Bank or any other Lender.

“Declined Proceeds” is defined in Section 2.04(b)(iv).

“Default” means an event described in Article 8 hereof.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account” is defined in the Collateral Agreement.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an asset sale that is so designated as Designated Noncash Consideration pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Lenders” means certain banks, financial institutions and other institutional lenders and any Company Competitor (or Known Affiliates of Company Competitors) identified in writing to the Arrangers on or prior to May 5, 2015, with such writing posted on the Platform, including that portion of the Platform that is designated for Public Side Lender Representatives, prior to the Funding Date.

“Disqualified Stock” means any Equity Interests which, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, (a) mature (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, or require the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the latest Termination Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Escrow Date, the Escrow Date), or (b) are convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any Equity Interests referred to in (a) above, in each case at any time prior to the first anniversary of the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Escrow Date, the Escrow Date). Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollar” and “$” means dollars in the lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“ECF Percentage” means, as of the date of determination, (a) if the Senior Secured Leverage Ratio as of the last day of the applicable fiscal year of the Borrower is greater than 2.50 to 1.00, 50.0%, (b) if the Senior Secured Leverage Ratio as of the last day of the applicable fiscal year of the Borrower is less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00, 25.0% and (c) otherwise, 0.0%.

“EHI” means Edgewell Personal Care Company (formerly known as Energizer Holdings, Inc. prior to the Spin Transaction), a Missouri corporation.

“Environmental, Health or Safety Requirements of Law” means all applicable foreign, federal, state and local laws (including common law), rules or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations promulgated thereunder, and any state or local equivalent thereof.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Escrow Agreement” means the escrow agreement among the Borrower, JPMorgan, in its capacities as a Lender and Administrative Agent hereunder and the escrow agent thereunder and the other Revolving Lenders with Revolving Loan Commitments listed on Schedule 2.01 as of the Funding Date, pursuant to which the executed signature pages to the Agreement shall be delivered into escrow.

“Escrow Date” means the effective date of the Escrow Agreement, which date is June 1, 2015.

“Eurodollar Base Rate” means, with respect to any Advance of Eurodollar Rate Loans for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Base Rate” with respect to such Advance for such Interest Period shall be the rate at which deposits in Dollars in an amount equal to $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that (i) in the case of the Term Loans, the Eurodollar Base Rate shall at no time be less than 0.75% per annum and (ii) in the case of the Revolving Loans, the Eurodollar Base Rate shall at no time be less than 0.00% per annum.

“Eurodollar Rate” means, with respect to any Advance of Eurodollar Rate Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.0%) equal to (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus (ii) the then Applicable Margin.

“Eurodollar Rate Loan” means a Loan, or portion thereof, which bears interest at the Eurodollar Rate.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) the Consolidated Working Capital Adjustment for such fiscal year (if positive) and minus (b) the sum, without duplication, of (i) the amount of any income taxes payable in cash by the Borrower and its Restricted Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense payable in cash for such fiscal year, (iii) Consolidated Capital Expenditures made in cash during such fiscal year except to the extent financed with the proceeds of Indebtedness, (iv) permanent repayments of Indebtedness (other than repayments (x) of Revolving Loans, Swingline Loans and other revolving Indebtedness except to the extent there is an equivalent permanent reduction of commitments thereunder or (y) from the proceeds of other Indebtedness made in cash by the Borrower or any of its Restricted Subsidiaries during such fiscal year), (v) the Consolidated Working Capital Adjustment for such fiscal year (if negative), (vi) the sum of, in each case, to the extent paid in cash and added back in the calculation of Consolidated EBITDA for such fiscal year, all fees, costs, losses, expenses, charges, proceeds or other amounts identified in clauses (a)(v), (vii), (viii), (ix) and (x) of the definition thereof, (vii) except to the extent funded with the proceeds of Indebtedness, the aggregate amount of Investments made in cash pursuant to clauses (viii) and (xiv) of Section 7.03(d) during such period and the aggregate amount of Restricted Payments made in cash pursuant to clauses (i)(B), (i)(C), (i)(D), (i)(E) and (i)(F) of Section 7.03(h) during such period and (viii) all other non-cash items increasing Consolidated EBITDA for such fiscal year.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Account” means any deposit account or securities account of a Loan Party of the type described in the definition of “Excluded Accounts” in the Collateral Agreement.

“Excluded Subsidiary” means (i) any Subsidiary that is not a wholly owned Subsidiary of the Borrower, (ii) any Foreign Subsidiary, (iii) any Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC and (iv) any CFC Holdco, (v) any Subsidiary that is prohibited or restricted by applicable law, regulation or by any Contractual Obligation existing on the Funding Date or on the date such Person becomes a Subsidiary (as long as such Contractual Obligation was not entered into in contemplation of such Person becoming a Subsidiary) from providing a Guarantee of the Obligations or if such Guarantee would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (vi) any Subsidiary that is a not-for-profit organization, (vii) any Unrestricted Subsidiary, (viii) any Restricted Subsidiary that is an Immaterial Subsidiary (unless the Borrower otherwise elects), (ix) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of becoming a Subsidiary Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (x) any SPV.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 30 of the Collateral Agreement and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment resulting from a demand made by Borrower (or the Administrative Agent upon consultation with, or otherwise at the direction of, the Borrower) under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.05, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.05(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 3.01.

“Extended Term Loans” is defined in the definition of “Extension Permitted Amendments.”

“Extending Term Lender” is defined in Section 2.20(a).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Loan Parties, the Administrative Agent and one or more Extending Term Lenders, effecting an Extension Permitted Amendment and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Extension Offer” is defined in Section 2.20(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.20, providing for an extension of the Term Loan Maturity Date applicable to the Extending Term Lenders’ Term Loans of the applicable Extension Request Class (any such Term Loans with an extended Term Loan Maturity Date being referred to as the “Extended Term Loans”) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Term Loans, (b) a modification of the scheduled amortization applicable to such Extended Term Loans, provided that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity (determined at the time of such Extension Offer) of the Term Loans of the applicable Extension Request Class, (c) a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that such requirements may provide that such Extended Term Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Term Loans of the applicable Extension Request Class, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the Term Loans of the applicable Extension Request Class, (d) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Term Lenders in respect of such Extension Offer or their Extended Term Loans and/or (e) an addition of any affirmative or negative covenants applicable to the Borrower and its Restricted Subsidiaries, provided that any such additional covenant with which the Borrower and its Restricted Subsidiaries shall be required to comply prior to the latest Term Loan Maturity Date in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Term Lenders providing such Extended Term Loans shall also be for the benefit of all other Lenders.

“Extension Request Class” is defined in Section 2.20(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Escrow Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.0%) of the rates per annum on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.0%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Floating Rate Loan” means a Loan, or portion thereof, which bears interest by reference to the Alternate Base Rate.

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Competition Laws” means competition and foreign investment laws and regulations of any jurisdiction outside the United States.

“Foreign Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower or any member of the Controlled Group, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Mandatory Prepayment Event” is defined in Section 2.04(b)(vi).

“Foreign Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) which (i) is maintained or contributed to for the benefit of employees of the Borrower or any other member of the Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) thereof and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Foreign Subsidiary” means any Subsidiary of the Borrower, other than a Domestic Subsidiary.

“Funding Date” means the date on which the conditions precedent specified in Section 5.01 are satisfied (or waived in accordance with Section 9.03) on which the Term Loans are advanced and Revolving Loans may be advanced and/or Letters of Credit may be issued hereunder, which shall not be later than July 10, 2015.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Acts” is defined in Section 3.10(a) hereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Borrower)).

“Hedging Agreements” means Swap Agreements permitted under Section 7.03(k) that are entered into by the Borrower or any Restricted Subsidiary and the Administrative Agent, any Lender or any affiliate thereof.

“Hedging Obligations” means any and all obligations of the Borrower or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Hedging Agreements.

“Historical Information” means (i) audited financial statements of the Borrower and its Restricted Subsidiaries as of September 30, 2012, September 30, 2013 and September 30, 2014 and (ii) unaudited quarterly financial statements of the Borrower and its Restricted Subsidiaries as of March 30, 2015.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary that, at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have theretofore been most recently delivered pursuant to Section 7.01(a), accounted for less than (x) 2.5% of Consolidated Assets at such date and (y) less than 2.5% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for the most recent four fiscal quarter period ending on or prior to such date; provided that, notwithstanding the above, “Immaterial Subsidiary” shall exclude any of the Borrower’s Restricted Subsidiaries designated in writing to the Administrative Agent, by a responsible officer of the Borrower (which the Borrower shall be required to designate (and hereby undertakes to designate) to the extent necessary to ensure that Immaterial Subsidiaries, in the aggregate, accounted for, at the last day of any fiscal quarter of the Borrower for which financial statements have theretofore been most recently delivered pursuant to Section 7.01(a), less than 10% of Consolidated Assets at such date and less than 10% of consolidated revenues of the Borrower and its Restricted Subsidiaries for the four fiscal quarter period ending on such date.

“Increasing Lender” is defined in Section 2.05(b).

“Increasing Lender Supplement” is defined in Section 2.05(b).

“Incremental Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Term Loan Amendment and Section 2.05(b), to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Loan” means a Loan made by an Incremental Lender to the Borrower pursuant to Section 2.05(b).

“Incremental Term Loan Amendment” is defined in Section 2.05(b).

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Term Loan Amendment.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Borrower or any Restricted Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable), (e) all Capitalized Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, if such Indebtedness has not been assumed by such Person), (i) all Guarantees by such Person of Indebtedness of others and (j) the amount of any Permitted Receivables Financing. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by contract, as a matter of law or otherwise as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Matters” is defined in Section 10.07(b) hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” is defined in Section 10.07(b) hereof.

“Initial Lender” means JPMorgan Chase Bank, N.A., Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Citi.

“Intangible Assets” means the aggregate amount, for the Borrower and its Restricted Subsidiaries on a consolidated basis, of all assets classified as intangible assets under GAAP, including, without limitation, customer lists, acquired technology, goodwill, computer software, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, unamortized debt discount and capitalized research and development costs.

“Interest Expense Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA as of such date to (b) Consolidated Interest Expense as of such date.

“Interest Period” means, with respect to a Eurodollar Rate Loan, a period of one (1), two (2), three (3) or six (6) months or, to the extent available to all of the Lenders and agreed to between the Borrower and the Administrative Agent (acting on the instructions of all of the Lenders), twelve (12) months, commencing on a Business Day selected by the Borrower on which such an Advance comprised of Eurodollar Rate Loans is made to Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months (or twelve months) thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth (or twelfth) succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth (or twelfth) succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

“IP Security Agreement” is defined in the Collateral Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank(s)” means (i) each of JPMorgan, Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Citi, in their respective capacities as an issuer of Letters of Credit pursuant to Section 3.01 hereunder with respect to each Letter of Credit issued or deemed issued by it upon the Borrower’s request and (ii) any other Lender reasonably acceptable to the Administrative Agent in consultation with the Borrower, in such Lender’s separate capacity as an issuer of Letters of Credit pursuant to Section 3.01 hereunder with respect to any and all Letters of Credit issued by such Lender in its sole discretion upon the Borrower’s request.

“JPMorgan” means JPMorgan Chase Bank, N.A., in its individual capacity, and its successors.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent between the Administrative Agent and one or more collateral agents or representatives for the holders of Indebtedness that is secured by a Lien on the Collateral ranking junior to the Liens of the Loan Documents.

“Known Affiliates” of any Person means, as to such Person (the “Specified Person”), known affiliates readily identifiable by name, but excluding any affiliate that is a bona fide debt fund or investment vehicle that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which such Specified Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“L/C Documents” is defined in Section 3.04 hereof.

“L/C Draft” means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

“L/C Interest” shall have the meaning ascribed to such term in Section 3.06 hereof.

“L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by an Issuing Bank, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied). The L/C Obligations of any Lender at any time shall be its Pro Rata Share of the total L/C Obligations at such time.

“Lenders” means the lending institutions listed on the signature pages of this Agreement or any Increasing Lender Supplement or Augmenting Lender Supplement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

“Letter of Credit” means (i) the standby letters of credit to be issued by an Issuing Bank pursuant to Section 3.01 hereof and (ii) the Existing Letters of Credit.

“Letter of Credit Fronting Sublimit” means, for each Issuing Bank, the amount set forth on Schedule 2.01 of this Agreement opposite its name thereon under the heading “Letter of Credit Fronting Sublimit” or in any other agreement or document.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Revolving Loan Commitment.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Permitted Acquisition which the Borrower or one or more of its Subsidiaries has contractually committed to consummate, the terms of which do not condition the Borrower’s or such Subsidiary’s, as applicable, obligation to close such Permitted Acquisition on the availability of third-party financing.

“Loan(s)” means, with respect to a Lender, such Lender’s portion of any Advance made pursuant to Section 2.01 hereof, and in the case of the Swing Line Bank, any Swing Line Loan made pursuant to Section 2.02 hereof, and collectively, all Revolving Loans, Term Loans and Swing Line Loans, whether made or continued as or converted to Floating Rate Loans or Eurodollar Rate Loans.

“Loan Documents” means this Agreement, the Collateral Agreement, the other Collateral Documents, any Assignment and Assumption, any Increasing Lender Supplement, any Augmenting Lender Supplement, any Incremental Term Loan Amendment, any promissory notes issued pursuant to Section 2.12, the L/C Documents and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Majority in Interest” when used in reference to Lenders of any Class, means, at any time, Lenders holding outstanding Loans of such Class representing more than 50.0% of all Loans of such Class outstanding at such time.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U.

“Material Acquisition” means any Permitted Acquisition involving aggregate consideration of $20,000,000 or more.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, the Issuing Banks or any Lender under the Loan Documents, or of the ability of the Loan Parties to perform their Obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Disposition” means any disposition that yields gross proceeds of $20,000,000 or more.

“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means (i) with respect to the Term Loans, the Term Loan Maturity Date; (ii) with respect to the Revolving Loans, the Revolving Loan Termination Date.

“Maximum Rate” is defined in Section 10.15.

“MNPI” means material information concerning the Borrower, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, the Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that would reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means each parcel of real property located in the United States of America owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) has a fair market value of $10,000,000 or more on the Funding Date or at the time of acquisition thereof by any Loan Party or, with respect to real property owned by a Subsidiary that becomes a Loan Party after the Funding Date, at the time such Subsidiary becomes a Loan Party.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any member of the Controlled Group.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all actual fees and out-of-pocket expenses paid in connection with such event by the Borrower and its Restricted Subsidiaries to Persons that are not Affiliates of the Borrower or any Restricted Subsidiary, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a Sale-Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by the Borrower and its Restricted Subsidiaries as a result of such event to repay Indebtedness secured by such asset on a basis prior to the Liens, if any, on such assets securing the Secured Obligations and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Restricted Subsidiaries, and the amount of any reserves established by the Borrower and its Restricted Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of the Borrower). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be received, on the date of such reduction, of cash proceeds in respect of such event.

“Non-Consenting Lender” is defined in Section 9.03(d).

“Non-ERISA Commitments” means:

(i) each pension, medical, dental, life, accident insurance, disability, group insurance, sick leave, profit sharing, deferred compensation, bonus, stock option, stock purchase, retirement, savings, severance, stock ownership, performance, incentive, hospitalization or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind; and

(ii) each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, with or for the benefit of any present or prior officer, director, employee or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement and any agreement or arrangement associated with a change in ownership of the Borrower or any member of the Controlled Group);

to which the Borrower or any member of the Controlled Group is a party or with respect to which the Borrower or any member of the Controlled Group is or will be required to make any payment other than any Plans.

“Obligations” means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any of its Restricted Subsidiaries to the Administrative Agent, any Lender, the Swing Line Bank, the Arrangers, any Affiliate of the Administrative Agent or any Lender, the Issuing Banks or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents or any other Loan Document (other than Excluded Swap Obligations, but solely with respect to any Loan Party as to which such Swap Obligation is an Excluded Swap Obligation), whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable paralegals’ fees (and, after the occurrence and during the continuance of a Default, all attorney’s fees and disbursements and paralegals’ fees, whether or not reasonable), and any other sum chargeable to the Borrower or any of its Restricted Subsidiaries under this Agreement or any other Loan Document.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to an assignment resulting from a demand made by the Borrower (or the Administrative Agent upon consultation with, or otherwise at the direction of, the Borrower under Section 2.19).

“Pari Passu Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent between the Administrative Agent and one or more collateral agents or representatives for the holders of other Indebtedness that is secured by a Lien on the Collateral that is intended to rank pari passu with the Liens of the Loan Documents.

“Participant” is defined in Section 13.02(a) hereof.

“Payment Date” means the first Business Day of each calendar month.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PCB” is defined in the definition of “Contaminant.”

“Perfection Certificate” means a certificate in the form of Exhibit H or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person will be, upon the consummation of such acquisition a Restricted Subsidiary, in each case including as a result of a merger or consolidation between any Subsidiary and such Person, or (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Borrower or a Restricted Subsidiary; provided that (i) no Default exists or would result therefrom (or in the case of a Limited Condition Acquisition, no Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into), (ii) on a pro forma basis, the Total Leverage Ratio as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 7.01(a) does not exceed 4.25 to 1.00 and (iii) the Investment effected thereby is permitted under Section 7.03(d).

“Permitted Debt” means Indebtedness of the Borrower or a Restricted Subsidiary (including any Guarantee thereof by a Loan Party) so long as (i) no portion of such Indebtedness has a scheduled maturity prior to the final Maturity Date, (ii) except as contemplated by the final proviso to Section 7.03(a)(xii), no Subsidiary of the Borrower that is not a Loan Party is an obligor in respect of such Indebtedness, (iii) the terms and conditions of such Indebtedness (other than interest rates, fees and call protection) are not, taken as a whole, more restrictive than the terms of this Agreement (as determined in good faith by the Borrower) and (iv) such Indebtedness is not secured.

“Permitted Encumbrances” means:

(i) Liens imposed by law for Taxes (x) that are not yet delinquent or (y) the validity or amount of which is being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP;

(ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 7.03(d);

(iii) pledges and deposits made (a) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (b) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(iv) pledges and deposits made to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v) judgment liens in respect of judgments that do not constitute a Default under Section 8.01(g);

(vi) easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and encumbrances, applicable laws and municipal ordinances, building codes, covenants, conditions, rights, waivers, reservations, restrictions, encroachments, agreements and other similar matters of fact or record and matters that would be disclosed by a survey or inspection of any real property and exceptions to title on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary or the ordinary operation of such real property;

(vii) customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC in respect of payment items in the course of collection;

(viii) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding operating leases or consignments;

(ix) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capitalized Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(x) Liens arising in the ordinary course of business in favor of custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xii) Liens or rights of setoff against credit balances of the Borrower or any Restricted Subsidiary with credit card issuers or credit card processors to secure obligations of the Borrower or such Restricted Subsidiary, as the case may be, to any such credit card issuer or credit card processor incurred in the ordinary course of business as a result of fees and chargebacks;

(xiii) other Liens that are contractual rights of setoff;

(xiv) Liens of landlords on fixtures, equipment and movable property located on leased premises and utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character; and

(xv) Liens (including, without limitation and to the extent constituting Liens, negative pledges) on intellectual property arising from intellectual property licenses entered into in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clause (iii)(b) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Borrower or any Restricted Subsidiaries and enters into a third-party financing thereof on terms that the Board of Directors has concluded are customary and market terms fair to the Borrower and its Restricted Subsidiaries.

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Platform” is defined in Section 14.01(b)(ii).

“Prepayment Event” means:

(a) any sale, transfer, lease or other disposition (including pursuant to a Sale-Leaseback Transaction or by way of merger or consolidation) of any asset of the Borrower or any Restricted Subsidiary, including any sale or issuance to a Person other than the Borrower or any Restricted Subsidiary of Equity Interests in any Subsidiary, other than (i) dispositions described in clauses (i) through (vii) of Section 7.03(e) and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $10,000,000 for any individual transactions or series of related transactions (with the aggregate amount of all such Net Proceeds excluded pursuant to this clause (a)(ii) and clause (b) below not to exceed $50,000,000 during the term of this Agreement);

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Restricted Subsidiary resulting in aggregate Net Proceeds of $10,000,000 or more (with the aggregate amount of all such Net Proceeds excluded pursuant to this clause (b) and clause (a)(ii) above not to exceed $50,000,000 during the term of this Agreement); or

(c) the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 7.03(a) other than Refinancing Term Loans and Refinancing Debt Securities.

“Pricing Schedule” means the schedule attached hereto and identified as such, setting forth the Applicable Margin, the Applicable L/C Fee Percentage and the Applicable Commitment Fee Percentage.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (A) such Lender’s Revolving Loan Commitment and Term Loan Commitment, as applicable, at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the Aggregate Revolving Loan Commitment and Aggregate Term Loan Commitments, as applicable, at such time; provided, however, if all of the Revolving Loan Commitments or all of the Term Loan Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (x) the sum of (A) such Lender’s Revolving Loans and Term Loans, as applicable, plus (B) in the case of a Revolving Lender, such Lender’s share of the obligations to purchase participations in Swing Line Loans and Letters of Credit, by (y) the sum of (A) the aggregate outstanding amount of Revolving Loans, Term Loans and Term Loan Commitments, as applicable, plus (B) in the case of a Revolving Lender, the aggregate outstanding amount of all Swing Line Loans and Letters of Credit; provided, further, that in the case of Section 9.02 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the total Revolving Loan Commitments and total Term Loan Commitments, as applicable, (disregarding any Defaulting Lender’s Revolving Loan Commitment and Term Loan Commitment) represented by such Lender’s Revolving Loan Commitment and Term Loan Commitment. If the Revolving Loan Commitments have terminated or expired, the Pro Rata Share shall be determined based upon the Revolving Loan Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination. If the Term Loan Commitments shall be terminated or expired, the Pro Rata Share shall be determined based upon the outstanding Term Loans at such time, giving effect to any assignments.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Purchasers” is defined in Section 13.03(a) hereof.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Refinancing Debt Securities” means Permitted Debt issued in reliance on Section 7.03(a)(xiii) so long as prior to the incurred of such Indebtedness, the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer designating such Permitted Debt as “Refinancing Debt Securities.”

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews, replaces or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness plus any interest, fees or premiums associated therewith, and costs and expenses related thereto; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness and shall constitute an obligation of such Subsidiary only to the extent of their obligations in respect of such Original Indebtedness; and (d) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof).

“Refinancing Term Loan” means Incremental Term Loans that are designated in the applicable Increasing Lender Supplement as “Refinancing Term Loans.”

“Register” is defined in Section 13.03(d) hereof.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligation” is defined in Section 3.07 hereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

“Reorganization Payment” means the transfer of approximately $1.0 billion to EHI or one of its Subsidiaries in connection with the contribution of certain assets to the Borrower prior to the completion of the Spin Transaction.

“Replacement Lender” is defined in Section 2.19 hereof.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs.

“Repricing Event” means (a) any prepayment or repayment of any Term Loan with the proceeds of any Indebtedness, or any conversion of any Term Loan into any new or replacement tranche of term loans, in each case having an All-in Yield lower than the All-in Yield (excluding for this purpose, upfront fees and original discount on the Term Loans) of such Term Loan at the time of such prepayment or repayment or conversion and (b) any amendment or other modification of this Agreement that, directly or indirectly, reduces the All-in Yield of any Term Loan, in each case other than in connection with a transformative acquisition not permitted hereunder or a Change of Control.

“Required Lenders” means Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that, if any Lender shall have become a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Lenders” means Lenders (excluding all Defaulting Lenders) whose Pro Rata Shares represent greater than fifty percent (50.0%) of the aggregate Pro Rata Shares of such Lenders.

“Required Revolving Lenders” means Revolving Lenders whose Pro Rata Shares with respect to the Revolving Facility, in the aggregate, are greater than fifty percent (50.0%); provided, however, that, if any Revolving Lender shall have become a Defaulting Lender, then for so long as such Revolving Lender is a Defaulting Lender, “Required Revolving Lenders” means Revolving Lenders (excluding all Defaulting Lenders) whose Pro Rata Shares with respect to the Revolving Facility represent greater than fifty percent (50.0%) of the aggregate Pro Rata Shares of such Revolving Lenders.

“Requirements of Law” means, as to any Person, any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act, as amended, Foreign Competition Laws, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Availability” means, at any particular time, the amount by which the Aggregate Revolving Loan Commitment at such time exceeds the Revolving Credit Obligations outstanding at such time.

“Revolving Credit Obligations” means, at any particular time, the sum of (i) the outstanding principal amount of the Revolving Loans at such time, plus (ii) the outstanding Swing Line Obligations at such time, plus (iii) the outstanding L/C Obligations at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Loan Commitments at such time.

“Revolving Lender” means at any time, any Lender with an outstanding Revolving Loan or Revolving Loan Commitment at such time.

“Revolving Loan” is defined in Section 2.01 hereof.

“Revolving Loan Commitment” means, for each Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans and to purchase participations in Letters of Credit and to participate in Swing Line Loans not exceeding the amount set forth on Schedule 2.01 to this Agreement opposite its name thereon under the heading “Revolving Loan Commitment” or in the Assignment and Assumption, Increasing Lender Supplement or Augmenting Lender Supplement by which it became a Revolving Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Assumption, Increasing Lender Supplement or Augmenting Lender Supplement.

“Revolving Loan Increase” is defined in Section 2.05(b).

“Revolving Loan Termination Date” means the earlier of (a) the fifth anniversary of the Funding Date and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.05(a) or Section 9.01 hereof.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale-Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary sells or transfers such property to any Person and the Borrower or any Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more, directly or indirectly, or controlled by, one or more any Persons described in (a) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Obligations” is defined in the Collateral Agreement.

“Securities Act” means the United States Securities Act of 1933.

“Securitization Subsidiary” means a Subsidiary of the Borrower: (1) that is designated a “Securitization Subsidiary” by the Board of Directors, (2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto, (3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which: (A) is Guaranteed by the Borrower or any Restricted Subsidiary of the Borrower, (B) is recourse to or obligates the Borrower or any Restricted Subsidiary of the Borrower in any way, or (C) subjects any property or asset of the Borrower or any Restricted Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (4) with respect to which neither the Borrower nor any Restricted Subsidiary of the Borrower (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve such its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Senior Management Team” means (a) each Authorized Officer, the chief executive officer, secretary and (b) any chief executive officer, president, vice president, chief financial officer, treasurer or secretary of any Subsidiary Guarantor.

“Senior Note Indenture” means that certain Note Indenture dated as of June 1, 2015 among the Borrower and the “Trustee” referred to therein, under which the Borrower has issued senior unsecured notes in an original aggregate principal amount of $600,000,000 (the “Senior Notes”).

“Senior Notes” is defined in the definition of “Senior Note Indenture” above.

“Senior Secured Indebtedness” means, as of any date, the sum, without duplication, of (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date that is secured by any Lien on any asset of the Borrower or any Restricted Subsidiary (other than Indebtedness of any Foreign Subsidiary that is secured by a Lien only on assets of one or more Foreign Subsidiaries), in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness), (b) the aggregate amount of Capitalized Lease Obligations and Synthetic Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding as of such date (other than Capitalized Lease Obligations of any Foreign Subsidiary that is not Guaranteed by, or otherwise recourse to, the Borrower or any Domestic Subsidiary), determined on a consolidated basis, (c) the amount of any Permitted Receivables Financing and (d) the aggregate obligations of the Borrower and the Restricted Subsidiaries as an account party in respect of letters of credit or letters of guaranty that is secured by any Lien on any asset of the Borrower or any Restricted Subsidiary (other than any such obligations of any Foreign Subsidiary that is not Guaranteed by, or otherwise recourse to, the Borrower or any Domestic Subsidiary), other than contingent obligations in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.

“Separation Obligations” means indemnification obligations of the Borrower and/or its Restricted Subsidiaries in favor of EHI and/or its subsidiaries in connection with the Spin Transaction.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

(ii) it is then able and believes that it will be able to pay its debts as they mature; and

(iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation and guarantees), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

“Specified Indebtedness” means the Senior Notes, any Permitted Debt that is not secured on a pari passu basis with the Secured Obligations and any Refinancing Indebtedness in respect of any of the foregoing.

“Specified Representations” means the representations and warranties set forth in Sections 6.01 (as it relates to the Loan Parties), 6.02, 6.03(b), 6.03(c), 6.11, 6.13(a), 6.15, 6.19, 6.21, 6.22 and 6.24.

“Spin Transaction” means the internal legal reorganization of EHI separating its personal care and household products businesses and the spin-off of the Borrower and EHI’s Subsidiaries in a tax-free distribution to its shareholders as described in the Form 10 originally filed as of February 6, 2015 and amended as of March 25, 2015, May 11, 2015 and May 27, 2015 and in accordance with the separation agreement described therein and in other filings made by EHI with the Commission prior to the Escrow Date, with any changes thereto that are not materially adverse to the lenders (or otherwise consented to by the Administrative Agent).

“SPV” means any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitization transaction permitted under the terms of this Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means (i) any corporation more than 50.0% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50.0% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantors” means each Subsidiary of the Borrower that is party to the Collateral Agreement as a guarantor (which shall not include any Excluded Subsidiary), until any such Subsidiary is released as a guarantor under the Collateral Agreement in accordance with the Loan Documents.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit I or any other form approved by the Administrative Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Bank” means JPMorgan pursuant to the terms hereof.

“Swing Line Commitment” means the commitment of the Swing Line Bank, in its discretion, to make Swing Line Loans up to a maximum principal amount of $10,000,000 at any one time outstanding.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Bank pursuant to Section 2.02 hereof.

“Swing Line Obligations” means, at any particular time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Obligations of any Lender at any time shall be its Pro Rata Share of the total Swing Line Obligations at such time.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum, without duplication, of (a) the obligations of such person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means the Term Loans of all Term Lenders at such time.

“Term Lender” means at any time, a Lender with an outstanding Term Loan or Term Loan Commitment at such time.

“Term Loan” means an Advance made by any Term Lender under the Term Facility.

“Term Loan Commitment” means for each Term Lender, the obligation of such Term Lender to make Term Loans not exceeding the amount set forth on Schedule 2.01 to this Agreement opposite its name thereon under the heading “Term Loan Commitment” or in the Assignment and Assumption or Incremental Term Loan Amendment by which it became a Term Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Assumption or Incremental Term Loan Amendment.

“Term Loan Maturity Date” means the date that is seven years after the Funding Date, as such date may be extended pursuant to Section 2.20.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA with respect to such plan; (iii) the imposition of an obligation under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any foreign governmental authority of proceedings to terminate or appoint a trustee to administer a Benefit Plan or Foreign Pension Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan; (vii) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (viii) a determination that any Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or (ix) a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA).

“Total Leverage Ratio” is defined in Section 2.14(d)(ii) hereof.

“Transferee” is defined in Section 13.05 hereof.

“Type” when used in reference to any Loan or Advance, refers to whether the rate of interest on such Loan, or on the Loans comprising such Advance, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.05(g)(ii).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests created by the Collateral Documents.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 7.02(o) subsequent to the Funding Date.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining instalment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Yield Differential” is defined in Section 2.05(b)(iii) hereof.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the Escrow Date.

Section 1.02. References. Any references to Subsidiaries of the Borrower shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

ARTICLE 2

AMOUNT AND TERMS OF CREDIT

Section 2.01. The Commitments. (a) Upon the satisfaction of the conditions precedent set forth in Sections 5.01 and 5.02, as applicable, from and including the Funding Date and prior to the Revolving Loan Termination Date, each Revolving Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time, in Dollars, in an amount not to exceed such Revolving Lender’s Pro Rata Share of Revolving Credit Availability at such time (each individually, a “Revolving Loan” and, collectively, the “Revolving Loans”); provided, however, at no time shall the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Loan Termination Date.

(b) Upon the satisfaction of the conditions precedent set forth in Sections 5.01 and 5.02, each Term Lender severally agrees to make a single term loan (each individually, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower on the Funding Date the principal amount of such Term Lender’s Term Loan Commitment, which Term Loans (i) shall be denominated in Dollars and (ii) shall, at the option of the Borrower and subject to clause (c) below, be incurred and maintained as, and/or converted into, Floating Rate Loans or Eurodollar Rate Loans. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed. Upon the funding of the Term Loans on the Funding Date, the Term Loan Commitments shall terminate.

(c) The Loans made on the Funding Date or on or before the third (3rd) Business Day thereafter shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.09 and subject to the other conditions and limitations therein set forth and set forth in this Article 2 and set forth in the definition of Interest Period; provided, however, that if the Borrower delivers a Borrowing/Election Notice, signed by it, together with appropriate documentation in form and substance reasonably satisfactory to the Administrative Agent indemnifying the applicable Lenders for the amounts described in Section 4.04 on or before the third (3rd) Business Day prior to the Funding Date, the Loans made on the Funding Date may be Eurodollar Rate Loans. Revolving Loans made after the Funding Date shall be, at the option of the Borrower, selected in accordance with Section 2.09, either Floating Rate Loans or Eurodollar Rate Loans.

(d) On the Maturity Date, the Borrower shall repay in full the outstanding principal balance of the Loans. Each Advance under this Section 2.01 shall consist of Loans made by each applicable Lender ratably in proportion to such Lender’s respective Pro Rata Share of such Advance.

(e) Borrowing/Election Notice; Making of Loans. The Borrower shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of Section 2.07. Promptly after receipt of a Borrowing/Election Notice under Section 2.07 in respect of Loans, the Administrative Agent shall notify each Lender of the applicable Class by facsimile, or other similar form of transmission, of the requested Loan. Each applicable Lender shall make available its Loan in accordance with the terms of Section 2.06. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s office in Chicago, Illinois on the Funding Date or, in the case of Revolving Lenders, applicable Borrowing Date and shall disburse such proceeds in accordance with the Borrower’s disbursement instructions set forth in such Borrowing/Election Notice. The failure of any Lender to deposit the amount described above with the Administrative Agent on the Funding Date or the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Loan on the Funding Date or such Borrowing Date.

Section 2.02. Swing Line Loans. (a) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Sections 5.01 and 5.02, as applicable, from and including the Funding Date and prior to the Revolving Loan Termination Date, the Swing Line Bank may, in its discretion, on the terms and conditions set forth in this Agreement, make swing line loans to the Borrower from time to time, in Dollars, in an amount not to exceed the Swing Line Commitment (each, individually, a “Swing Line Loan” and collectively, the “Swing Line Loans”); provided, however, at no time shall the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment; and provided, further, that at no time shall the sum of (i) the outstanding amount of the Swing Line Bank’s Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding amount of Revolving Loans made by the Swing Line Bank pursuant to Section 2.01, exceed the Swing Line Bank’s Revolving Loan Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Revolving Loan Termination Date.

(b) Borrowing/Election Notice for Swing Line Loans. The Borrower shall deliver to the Administrative Agent and the Swing Line Bank a Borrowing/Election Notice, signed by it, not later than 12:00 noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day and which may be the same date as the date the Borrowing/Election Notice is given), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $500,000 and increments of $100,000 in excess thereof. The Swing Line Loans shall at all times be Floating Rate Loans or shall bear interest at such other rate as shall be agreed to between the Borrower and the Swing Line Bank at the time of the making of such Swing Line Loans.

(c) Making of Swing Line Loans. Promptly after receipt of the Borrowing/Election Notice under Section 2.02(b) in respect of Swing Line Loans, the Swing Line Bank may, in its sole discretion make available its Swing Line Loan, in funds immediately available to the Administrative Agent at its address specified pursuant to Article 14. The Administrative Agent will promptly make the funds so received from the Swing Line Bank available to the Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.

(d) Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount of $500,000 and increments of $100,000 in excess thereof, any portion of the outstanding Swing Line Loans, upon notice to the Administrative Agent and the Swing Line Bank. In addition, the Administrative Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall, in the event the Borrower shall not have otherwise repaid such Loan, on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Revolving Lender (including the Swing Line Bank) to make a Revolving Loan in the amount of such Revolving Lender’s Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. The making of such Revolving Loans by the Revolving Lenders shall discharge the Borrower’s obligation under the first sentence of this Section 2.02(d) and such failure to pay shall not constitute a Default by the Borrower. Promptly following receipt of notice pursuant to this Section 2.02(d) from the Administrative Agent, each Revolving Lender shall make available its required Revolving Loan or Revolving Loans, in funds immediately available to the Administrative Agent at its address specified pursuant to Article 14. Revolving Loans made pursuant to this Section 2.02(d) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.09 and subject to the other conditions and limitations therein set forth and set forth in this Article 2. Unless a Revolving Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 5.01 and 5.02, as applicable, had not then been satisfied, such Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.02(d) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (A) any setoff, counterclaim, recoupment, defense or other right which such

Revolving Lender may have against the Administrative Agent, the Swing Line Bank or any other Person, (B) the occurrence or continuance of a Default or Unmatured Default, (C) any adverse change in the condition (financial or otherwise) of the Borrower or (D) any other circumstances, happening or event whatsoever. In the event that any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.02(d), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Lender hereunder until the Administrative Agent receives such payment from such Revolving Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.02(d), such Revolving Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Revolving Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Revolving Loan Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

Section 2.03. Rate Options for all Advances; Maximum Interest Periods. The Swing Line Loans shall be Floating Rate Loans at all times or shall bear interest at such other rate as may be agreed to between the Borrower and the Swing Line Bank at the time of the making of any such Swing Line Loan. The Revolving Loans and Term Loans may be Floating Rate Loans or Eurodollar Rate Loans, or a combination thereof, selected by the Borrower in accordance with Section 2.09. The Borrower may select, in accordance with Section 2.09, rate options and Interest Periods applicable to the Revolving Loans and Term Loans; provided that there shall be no more than eight (8) Interest Periods in effect with respect to all of the Loans at any time.

Section 2.04. Prepayment of Loans. (a) Optional Prepayments. (i) Subject to clause (b) below, the Borrower may from time to time and at any time upon at least one (1) Business Day’s prior written notice repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Loans comprising the same Advance in an aggregate minimum amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof. Advances of Eurodollar Rate Loans may be voluntarily repaid or prepaid on or prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.04, provided that the Borrower may not so prepay Eurodollar Rate Loans unless it shall have provided at least three (3) Business Days’ prior written notice to the Administrative Agent of such prepayment and provided, further that optional prepayments of Advances of Eurodollar Rate Loans made pursuant to Section 2.04(a) shall be for the entire amount of the outstanding Eurodollar Rate Loans that are Revolving Loans of such Advance. Prior to any repayment of any Advances of any Class under this Section, the Borrower shall select the Advances or Advances of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection. Each repayment of an Advance shall be applied ratably to the Loans included in the repaid Advance. Repayments of Advances shall be accompanied by accrued interest on the amounts repaid.

(ii) In the event any Term Loans are subject to a Repricing Event prior to the one year anniversary of the Funding Date, a Term Lender whose Term Loans are prepaid or repaid in whole or in part, or which is required to assign any of its Term Loans pursuant to Section 2.19, in connection with such Repricing Event or which holds a Term Loan the All-in Yield of which is reduced as a result of a Repricing Event shall be paid an amount equal to 1.00% of the aggregate principal amount of such Lender’s Term Loans so prepaid, repaid, assigned or repriced.

(b) Mandatory Prepayments. (i) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Prepayment Event following the Funding Date, the Borrower shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clauses (a) or (b) of the definition of the term “Prepayment Event,” within three Business Days after such Net Proceeds are received), prepay Term Loans in an amount equal to 100.0% of such Net Proceeds; provided that, in the case of any event described in clauses (a) or (b) of the definition of the term “Prepayment Event,” if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 365 days after receipt of such Net Proceeds to acquire real property, equipment or other tangible assets to be used in the business of the Borrower or the Restricted Subsidiaries, or to consummate any Permitted Acquisition (or any other acquisition of all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person) permitted hereunder, and certifying that no Unmatured Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 365-day period (or within a period of 180 days thereafter if by the end of such initial 365-day period the Borrower or one or more Restricted Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment or other tangible assets, or to consummate such Permitted Acquisition or other acquisition, with such Net Proceeds), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied (and no prepayment shall be required to the extent the aggregate amount of such Net Proceeds that are not reinvested in accordance with this Section does not exceed $5,000,000 in any fiscal year); provided, further that to the extent any such Net Proceeds shall be received in respect of assets owned by a Loan Party, such Net Proceeds may be reinvested only in assets owned by a Loan Party or, in the case of a Permitted Acquisition or other acquisition, by any Person that shall become a Subsidiary Guarantor upon the consummation thereof (other than, in each case, Equity Interests in Foreign Subsidiaries, except to the extent such Net Proceeds shall have resulted from the sale of Equity Interests in one or more Foreign Subsidiaries).

(ii) In the event that the Borrower has Excess Cash Flow for any fiscal year of the Borrower, commencing with the fiscal year ending September 30, 2016, the Borrower shall, not later than ninety (90) days following the end of such fiscal year, prepay Term Loans in an amount equal to the excess of (x) an amount equal to the ECF Percentage multiplied by Excess Cash Flow for such fiscal year over (y) the amount of prepayments of Term Loans pursuant to Section 2.04(a)(i) during such fiscal year (other than any such prepayment made with the proceeds of Indebtedness).

(iii) Prior to any optional or mandatory prepayment of Term Loan Advances under this Section, the Borrower shall, subject to the next sentence, specify the Term Loan Advance or Term Loan Advances to be prepaid in the notice of such prepayment. In the event of any mandatory prepayment of Term Loan Advances from a Prepayment Event under clauses (a) or (b) of the definition thereof made at a time when Term Loan Advances of more than one Class remain outstanding, the Borrower shall select Term Loan Advances to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Loan Advances pro rata based on the aggregate principal amounts of outstanding Term Loans of each such Class; provided that to the extent provided in the relevant Incremental Term Loan Amendment or Extension Agreement, any Class of Incremental Term Loans or Extended Term Loans may be paid on a pro rata basis or less than pro rata basis with any other Class of Term Loans. Any prepayment of Loans from a Prepayment Event described in clause (c) of the definition of “Prepayment Event” shall be applied to the Class or Classes of Loans selected by the Borrower.

(iv) Notwithstanding the foregoing, any Term Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to this Section 2.04 (other than an optional prepayment pursuant to paragraph (a) of this Section or a prepayment pursuant to clause (c) of the definition of “Prepayment Event,” which may not be declined), in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined may be retained by the Borrower and shall constitute “Declined Proceeds.”

(v) The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (A) in the case of prepayment of a Eurodollar Rate Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (B) in the case of prepayment of a Floating Rate Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Advance or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of Advances pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Advance shall be in an amount that would be permitted in the case of an advance of an Advance of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of an Advance shall be applied ratably to the Loans included in the prepaid Advance. Prepayments shall be accompanied by accrued interest as required by Section 2.11. In no event (except pursuant to Section 2.05 below) shall a repayment or a prepayment of a Revolving Loan result in a reduction of the Aggregate Revolving Loan Commitment.

(vi) Foreign Prepayment Event. Notwithstanding anything to the contrary contained in Section 2.04(b), mandatory prepayments arising from the receipt of Net Cash Proceeds from any Prepayment Event by or the Excess Cash Flow attributable to any Foreign Subsidiary (each, a “Foreign Mandatory Prepayment Event”) shall not be required (A) to the extent the making of any such Foreign Mandatory Prepayment Event (or the repatriation of funds to effect such payment) would give rise to a material adverse Tax consequence (as determined in good faith by the Borrower) or (B) so long as the applicable local law will not permit repatriation thereof to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly file any required forms, obtain any necessary consents and take all similar actions reasonably required by the applicable local law to permit such repatriation); provided that if such repatriation of any such affected Net Cash Proceeds or Excess Cash Flow is later permitted under applicable law, such repatriation will, subject to clause (A) above, be effected as promptly as practicable and such repatriated Net Cash Proceeds or Excess Cash Flow, as applicable, will be promptly after such repatriation applied to the repayment of the Term Loans pursuant to Section 2.04(b) to the extent provided herein.

Section 2.05. Reduction of Revolving Loan Commitments; Expansion Option. (a) Reduction of Revolving Loan Commitments. The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess of that amount (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Credit Obligations. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Revolving Lenders to make Revolving Loans hereunder and all accrued Commitment Fees shall be payable upon any reduction of the Aggregate Revolving Loan Commitment on the amount so reduced.

(b) Expansion Option. (i) The Borrower may from time to time after the Funding Date elect to increase the Aggregate Revolving Loan Commitment (each, a “Revolving Loan Increase”) or increase the aggregate principal amount of any Class of Term Loans or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum amounts of $50,000,000 and increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of such Revolving Loan Increases and such Incremental Term Loans does not exceed (A) $325,000,000 plus (B) an additional amount, so long as, after giving effect to the incurrence of such additional amount (and assuming for such purposes that the entire amount of any such Revolving Loan Increase is fully funded), the pro forma Senior Secured Leverage Ratio does not exceed 2.75 to 1.00, it being understood that the aggregate principal amount of all Revolving Loan Increases, taken as a whole, shall not exceed $100,000,000. The Borrower may arrange for any such Revolving Loan Increase or Incremental Term Loan to be provided by one or more existing Lenders (each existing Lender so agreeing to an increase in its Revolving Loan Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Loan Commitments or to participate in such Incremental Term Loans (it being agreed that any Lender approached to provide any such Revolving Loan Increase or Incremental Term Loans may elect or decline, in its sole discretion, to provide such Revolving Loan Increase or Incremental Term Loans); provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrower and the Administrative Agent and, in the case of a Revolving Loan Increase, the Issuing Banks (which consent shall not be unreasonably withheld or delayed), and (ii) with respect to any Revolving Loan Increase, (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit E-1 hereto (each, an “Increasing Lender Supplement”), and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit E-2 hereto (each, an “Augmenting Lender Supplement”). No consent of any Lender (other than the Lenders participating in the Revolving Loan Increase or Incremental Term Loan) shall be required for any Revolving Loan Increase or Incremental Term Loans pursuant to this Section 2.05(b)(i), as applicable. Revolving Loan Increases and Incremental Term Loans created pursuant to this Section 2.05(b)(i) shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Incremental Term Loans may be made hereunder pursuant to an amendment or an amendment and restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.05(b). Notwithstanding the foregoing, no increase in the Aggregate Revolving Loan Commitment (or in the Revolving Loan Commitment of any Lender) or Incremental Term Loans shall become effective under this paragraph unless:

(1) on the proposed date of the effectiveness of such increase or Incremental Term Loans, the conditions set forth in paragraphs (a) and (b) of Section 5.02 shall be satisfied or waived by the Required Lenders; provided that if the proceeds of such Incremental Term Loans are being used to finance a Limited Condition Acquisition, (i) the condition set forth in such paragraph (a) shall be satisfied or waived by the Required Lenders as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and (ii) the condition set forth in such paragraph (b) shall be limited to the accuracy of the Specified Representations, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower; and

(2) the Administrative Agent shall have received documents consistent with those delivered pursuant to Sections 5.01 and 5.02 as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase (including, without limitation, opinions of counsel for the Borrower and the Subsidiary Guarantors in form and substance reasonably satisfactory to the Administrative Agent).

(ii) On the effective date of any Revolving Loan Increase, (A) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Revolving Lender’s portion of the outstanding Revolving Loans of all the Revolving Lenders to equal such Revolving Lender’s Pro Rata Share of Revolving Credit Availability at such time and (B) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Loan Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a Borrowing/Election Notice delivered by the Borrower in accordance with the requirements of Section 2.07). The deemed payments made pursuant to clause (B) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Rate Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 4.04 if the deemed payment occurs other than on the last day of the related Interest Periods.

(iii) The terms and conditions of any Revolving Loan Increase and the Incremental Term Loans shall be, except as otherwise set forth herein or in the applicable Revolving Loan Increase or Incremental Term Loan Amendment, identical to those of the Revolving Loan Commitment and Term Loans, as applicable; provided that (A) if the All-in Yield for any Incremental Term Loans exceeds the All-in Yield for the Term Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Rate for the Term Loans shall automatically be increased by the Yield Differential, effective upon the making of such Incremental Term Loans, (B) no Incremental Term Maturity Date shall be earlier than the Term Loan Maturity Date, (C) the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans, (D) the Incremental Term Loans will rank pari passu in right of payment and with respect to security with the Term Loans and none of the obligors or guarantors with respect thereto shall be a Person that is not a Loan Party, (E) the Incremental Term Loans may participate on a pro rata basis (or on a basis that is less than pro rata) in any mandatory prepayments of the Term Loans, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to Term Loans and (F) to the extent the terms of the Incremental Term Loans are inconsistent with the terms of the Term Loans (except as set forth in clauses (A), (B) and (C) above), such terms shall be reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, all terms of any Revolving Loan Increase (including the Applicable Margin thereon) shall be identical to the terms of the Revolving Facility.

Section 2.06. Method of Borrowing. Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each applicable Lender shall make available its Pro Rata Share of each such Advance, in immediately available funds, to the Administrative Agent at its address specified pursuant to Article 14. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

Section 2.07. Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type and Class of Advance and, in the case of each Advance of Eurodollar Rate Loans, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a “Borrowing/Election Notice”) not later than 11:00 a.m. (Chicago time) (a) on or before the Borrowing Date of each Advance of Floating Rate Loans and (b) three (3) Business Days before the Borrowing Date for each Advance of Eurodollar Rate Loans specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type and Class of Advance selected; and (iv) in the case of each Advance of Eurodollar Rate Loans, the Interest Period applicable thereto; provided, however, that with respect to the borrowing on the Funding Date, such notice shall be delivered in accordance with the terms of Section 2.01(b) and shall be accompanied by the documentation specified in such Section, if applicable. The Borrower shall select Interest Periods so that, to the best of the Borrower’s knowledge, it will not be necessary to prepay all or any portion of any Advance of Eurodollar Rate Loans prior to the last day of the applicable Interest Period in order to make mandatory prepayments as required pursuant to the terms hereof. Each Advance of Floating Rate Loans and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of Advances of Floating Rate Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Alternate Base Rate, changing when and as such Alternate Base Rate changes. Changes in the rate of interest on that portion of the Loans maintained as Floating Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. Each Advance of Eurodollar Rate Loans shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Advance, changing when and as the Applicable Margin changes. Changes in the rate of interest on that portion of the Loans maintained as Eurodollar Rate Loans will take effect simultaneously with each change in the Applicable Margin.

Section 2.08. Minimum Amount of Each Advance. Each Advance (other than an Advance to repay Swing Line Loans or a Reimbursement Obligation) shall be in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that any Advance of Floating Rate Loans may be in the amount of the unused Aggregate Revolving Loan Commitment.

Section 2.09. Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances. (a) Right to Convert. The Borrower may elect from time to time, subject to the provisions of Section 2.03, this Section 2.09 and Section 5.02 to convert all or any part of a Loan of any Type into any other Type or Types of Loans; provided that any conversion of any Advance of Eurodollar Rate Loans shall be made on, and only on, the last day of the Interest Period applicable thereto.

(b) Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are repaid or converted into Eurodollar Rate Loans. Eurodollar Rate Loans shall continue as Eurodollar Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurodollar Rate Loans shall be automatically converted into Floating Rate Loans unless the Borrower shall have repaid such Loans or given the Administrative Agent a Borrowing/Election Notice in accordance with Section 2.09(d) requesting that, at the end of such Interest Period, such Eurodollar Rate Loans continue as a Eurodollar Rate Loan.

(c) No Conversion Post-Default. Notwithstanding anything to the contrary contained in Section 2.09(a) or Section 2.09(b), no Loan may be converted into or continued as a Eurodollar Rate Loan (except with the consent of the Required Lenders) when any Default has occurred and is continuing.

(d) Borrowing/Election Notice. The Borrower shall give the Administrative Agent an irrevocable Borrowing/Election Notice of each conversion of a Floating Rate Loan into a Eurodollar Rate Loan or continuation of a Eurodollar Rate Loan not later than 11:00 a.m. (Chicago time) three (3) Business Days prior to the date of the requested conversion or continuation, specifying: (i) the requested date (which shall be a Business Day) of such conversion or continuation; (ii) the amount and Type of the Loan to be converted or continued; and (iii) the amount of Eurodollar Rate Loan(s) into which such Loan is to be converted or continued, and the duration of the Interest Period applicable thereto.

Section 2.10. Default Rate. After the occurrence and during the continuance of a Default under (a) Section 8.01(a), if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.03 and (ii) in the case of any other overdue amount, 2.0% per annum plus the rate applicable to Advances of Floating Rate Loans and (b) Sections 8.01(e) or 8.01(f), the interest rate described in clause (a) above shall be applicable to the Loans without any election or action on the part of the Administrative Agent or any other Lender.

Section 2.11. Method of Payment. All payments of principal, interest, fees, commissions and L/C Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 14, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 2:00 p.m. (Chicago time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article 14 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Borrower authorizes the Administrative Agent to charge the account of the Borrower maintained with JPMorgan for each payment of principal, interest, fees, commissions and L/C Obligations as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.11 shall also be deemed to refer, and shall apply equally, to each Issuing Bank, in the case of payments required to be made by the Borrower to such Issuing Bank pursuant to Article 3.

Section 2.12. Evidence of Debt; Noteless Agreement. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Letter of Credit and the amount of the L/C Obligations outstanding at any time and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded unless the Borrower objects to information contained therein within thirty (30) days of the Borrower’s receipt of such information; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms of this Agreement.

(d) Any Lender may request that its Loans be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note for such Loans payable to the order of such Lender and in a form approved by the Administrative Agent in its reasonable discretion and consistent with the terms of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (prior to any assignment pursuant to Section 13.03) be represented by one or more promissory notes in such form, payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) above.

Section 2.13. Telephonic Notices. The Borrower authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer of the Borrower, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders with respect to such telephonic notice shall govern absent manifest error. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic Borrowing/Election Notices, such recordings will be made available to the Borrower upon the Borrower’s request therefor.

Section 2.14. Promise to Pay; Interest and Commitment Fees; Interest Payment Dates; Interest and Fee Basis; Loan and Control Accounts. (a) Promise to Pay. The Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

(b) Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the Funding Date and on any date on which such Floating Rate Loan is prepaid, whether by acceleration or otherwise and at maturity. Interest accrued on each Eurodollar Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on each Payment Date, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Commitment Fees and Administrative Agent’s and Arrangers’ Fees. (i) The Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders in accordance with their Pro Rata Shares, from and after the Funding Date until the Revolving Loan Termination Date, a commitment fee (the “Commitment Fee”) accruing at the per annum rate of the then Applicable Commitment Fee Percentage, on the daily average unused Revolving Loan Commitments (with the aggregate amount of any outstanding Swing Line Loans being deemed to be unused Revolving Loan Commitments for this purpose for all Revolving Lenders other than the Swing Line Bank). All such Commitment Fees payable under this clause (c)(i) shall be payable quarterly in arrears on each Payment Date occurring after the Funding Date (with the first such payment being calculated for the period from the Funding Date and ending on September 30, 2015), and on the Revolving Loan Termination Date.

(ii) The Borrower shall pay to the Administrative Agent for the sole account of the Administrative Agent, the fees payable at the times and in the amounts separately agreed.

(d) Interest and Fee Basis; Applicable Margin, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage. (i) Interest accrued on Eurodollar Rate Loans, fees payable with respect to Letters of Credit and Commitment Fees shall be calculated for actual days elapsed on the basis of a year of 360 days, and interest accrued on Floating Rate Loans and Swing Line Loans where the basis for calculation is the Alternate Base Rate shall be calculated for actual days elapsed on the basis of a year of 365, or when appropriate 366, days. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Chicago time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

(ii) The Applicable Margin for Revolving Loans, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage shall be determined from time to time by reference to the Pricing Schedule on the basis of the then applicable ratio of (A) the sum of all Indebtedness of the Borrower and its Subsidiaries to (B) Consolidated EBITDA (such ratio, the “Total Leverage Ratio”), as described in such Pricing Schedule. For purposes of such Pricing Schedule, the Total Leverage Ratio shall be calculated as of the last day of each fiscal quarter based upon (1) for Indebtedness, Indebtedness as of the last day of each such fiscal quarter; and (2) for Consolidated EBITDA, the actual amount for the four-quarter period ending on such day, calculated, with respect to Permitted Acquisitions, on a pro forma basis using unadjusted historical audited and reviewed unaudited financial statements obtained from the seller (with the Consolidated EBITDA component thereof broken down by fiscal quarter in the Borrower’s reasonable judgment).

Section 2.15. Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each applicable Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Increasing Lender Supplement, Augmenting Lender Supplement, Borrowing/Election Notice, repayment notice and issuance of Letter of Credit notice received by it hereunder. The Administrative Agent will notify each applicable Lender of the interest rate applicable to each Eurodollar Rate Loan promptly upon determination of such interest rate and will give each applicable Lender prompt notice of each change in the Alternate Base Rate.

Section 2.16. Lending Installations. Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Subject to the provisions of Section 4.06, each Lender may, by written or facsimile notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

Section 2.17. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the

Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

Section 2.18. Maturity Date. This Agreement shall be effective until the Maturity Date. Notwithstanding the termination of this Agreement, until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash (to the full extent that such Obligations are payable in cash), all financing arrangements among the Borrower and the Lenders under or in connection with this Agreement and the other Loan Documents shall have been terminated and all of the Letters of Credit shall have expired, been canceled or terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

Section 2.19. Replacement of Certain Lenders. In the event a Lender (an “Affected Lender”) shall have: (i) become a Defaulting Lender, (ii) requested compensation from the Borrower under Sections 4.01, 4.02 or 4.05 to recover Indemnified Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (iii) delivered a notice pursuant to Section 4.03 claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders or (iv) has invoked Section 10.02, then, in any such case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 13.03 which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment and/or Term Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit and Swing Line Loans hereunder) in accordance with Section 13.03. The Administrative Agent is authorized to execute any Assignment and Assumption as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.04(a)(ii), 4.01, 4.02 and 4.05 with respect to such Affected Lender and compensation payable under Section 2.14(c) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.19; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of

Sections 4.01, 4.02, 4.04, 4.05 and 10.07, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Article 11 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced. Upon the replacement of any Affected Lender pursuant to this Section 2.19, the provisions of Section 9.02 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender has become a Defaulting Lender.

Section 2.20. Extension Offers. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Term Lenders of one or more Classes on a pro rata basis (each Class subject to such an Extension Offer, an “Extension Request Class”) to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than five (5) Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Term Loans of the Term Lenders of the Extension Request Class that accept the applicable Extension Offer (such Term Lenders, the “Extending Term Lenders”) and, in the case of any Extending Term Lender, only with respect to such Lender’s Term Loans of such Extension Request Class as to which such Term Lender’s acceptance has been made.

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Borrower, each applicable Extending Term Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Term Lender as to the effectiveness of each Extension Agreement.

Section 2.21. Amortization of Term Loans. (a) The Borrower shall repay the Term Loan on the first Business Day following the last day of each March, June, September and December, beginning with the first Business Day following September 30, 2015, and ending with the last such day to occur prior to the Term Loan Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Term Loans outstanding on the Funding Date. The Borrower shall repay Incremental Term Loans in such amounts and on such date or dates as shall be specified therefor in the Incremental Term Loan Amendment (as such amounts may be adjusted pursuant to such Incremental Term Loan Amendment or pursuant to an Increasing Lender Supplement). The Borrower shall repay Extended Term Loans in such amounts and on such date or dates as shall be specified therefore in the Extension Agreement establishing such Extended Term Loans.

(b) Any prepayment of a Term Loan Advance of any Class pursuant to Section 2.04 shall be applied to reduce the subsequent scheduled repayments of the Term Loan Advances of such Class to be made pursuant to this Section 2.21 in direct order against the remaining scheduled installments of principal due in respect of the Term Loans under this Section 2.21; provided that any prepayment of a Term Loan of any Class made pursuant to Section 2.04(a) shall be applied to reduce the subsequent scheduled repayments of Advances of such Class to be made pursuant to this Section 2.21 in the manner specified by the Borrower in the applicable notice of prepayment (or, if no such specification is made therein, in direct order as provided above).

ARTICLE 3

THE LETTER OF CREDIT FACILITY

Section 3.01. Obligation to Issue Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrower herein set forth, each Issuing Bank hereby agrees to issue for the account of the Borrower or any of its Restricted Subsidiaries (with respect to which the Borrower shall remain primarily liable) through such Issuing Bank’s branches as it and the Borrower may jointly agree, one or more standby Letters of Credit denominated in Dollars in accordance with this Article 3, from time to time during the period, commencing on the Funding Date and ending on the fifth (5th) Business Day prior to the Revolving Loan Termination Date. Notwithstanding the foregoing, each Existing Letter of Credit shall be deemed to be a Letter of Credit under this Agreement and for all purposes of the Loan Documents.

Section 3.02. [Reserved].

Section 3.03. Types and Amounts. No Issuing Bank shall have any obligation to and no Issuing Bank shall (except in the case of clause (i)(c) below, in which case the applicable Issuing Bank may, in its sole discretion):

(a) issue any Letter of Credit if on the date of issuance, before or after giving effect to the Letter of Credit requested hereunder, (i) the Revolving Credit Obligations at such time would exceed the Aggregate Revolving Loan Commitment at such time, (ii) the aggregate outstanding amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (iii) the aggregate outstanding amount of the L/C Obligations under Letters of Credit issued by such Issuing Bank would exceed such Issuing Bank’s Letter of Credit Fronting Sublimit (as set forth on Section 2.01); or

(b) issue any Letter of Credit which has an expiration date later than the date which is the earlier of (i) one (1) year after the date of issuance thereof or (ii) five (5) Business Days immediately preceding the Revolving Loan Termination Date; provided that (A) any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above) and (B) a Letter of Credit may expire up to one year beyond the Revolving Loan Termination Date so long as the Borrower cash collateralizes 105.0% of the face amount of such Letter of Credit no later than thirty (30) days prior to the Revolving Loan Termination Date.

Section 3.04. Conditions. In addition to being subject to the satisfaction of the conditions contained in Sections 5.01 and 5.02, the obligation of any Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(a) the Borrower shall have delivered to such Issuing Bank (with copies delivered simultaneously to the Administrative Agent) at such times and in such manner as such Issuing Bank may reasonably prescribe, a request for issuance of such Letter of Credit in substantially the form of Exhibit C hereto, duly executed applications for such Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the “L/C Documents”), and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

(b) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

Section 3.05. Procedure for Issuance of Letters of Credit. (a) Subject to the terms and conditions of this Article 3 and provided that the applicable conditions set forth in Sections 5.01 and 5.02 hereof have been satisfied, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with such Issuing Bank’s usual and customary business practices and, in this connection, such Issuing Bank may assume that the applicable conditions set forth in Section 5.02 hereof have been satisfied unless it shall have received notice to the contrary from the Administrative Agent or a Lender or has knowledge that the applicable conditions have not been met.

(b) Immediately upon such issuance, the applicable Issuing Bank shall give the Administrative Agent written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit, provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.

(c) The applicable Issuing Bank shall not extend (including as a result of any evergreen provision) or amend any Letter of Credit unless the requirements of this Section 3.05 are met as though a new Letter of Credit was being requested and issued.

Section 3.06. Letter of Credit Participation. Immediately upon the issuance of each Letter of Credit hereunder, each Revolving Lender with a Pro Rata Share shall be deemed to have automatically, irrevocably and unconditionally purchased and received from each Issuing Bank an undivided interest and participation in and to each Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of the applicable Issuing Bank thereunder (collectively, an “L/C Interest”) in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Revolving Lender’s Pro Rata Share. If the Borrower fails at any time to repay a Reimbursement Obligation pursuant to Section 3.07, promptly following receipt of notice from the Administrative Agent or the applicable Issuing Bank, each

Revolving Lender shall make payment to the Administrative Agent, for the account of the applicable Issuing Bank, in immediately available funds in an amount equal to such Revolving Lender’s Pro Rata Share of the amount of any unreimbursed payment of an L/C Draft or other draw under a Letter of Credit. The obligation of each Revolving Lender to reimburse the applicable Issuing Bank under this Section 3.06 shall be unconditional, continuing, irrevocable and absolute. In the event that any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 3.06, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Lender hereunder until the Administrative Agent receives such payment from such Revolving Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Revolving Lender of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this Section 3.06.

Section 3.07. Reimbursement Obligation. The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Administrative Agent, for the account of the Revolving Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Administrative Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by the Borrower no later than the Business Day on which the applicable Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, the date specified in the demand of the applicable Issuing Bank. If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 3.07, such failure shall not constitute a Default if the Revolving Credit Obligations do not, and after making Revolving Loans in repayment of such Reimbursement Obligation would not, exceed the Aggregate Revolving Loan Commitments and the conditions set forth in Sections 5.02(a) and 5.02(b) have been satisfied, and the Borrower shall be deemed to have elected to borrow Revolving Loans from the Revolving Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the amount of the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Such Revolving Loans shall constitute an Advance of Floating Rate Loans, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Revolving Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Loan.

Section 3.08. Letter of Credit Fees. The Borrower agrees to pay:

(a) quarterly, in arrears commencing on September 30, 2015, to the Administrative Agent for the ratable benefit of the Revolving Lenders, except as set forth in Section 9.02, a letter of credit fee at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding face amount available for drawing under all standby Letters of Credit;

(b) quarterly, in arrears, to the applicable Issuing Bank, a letter of credit fronting fee which shall accrue at the rate of 0.125% per annum on the average daily outstanding face amount available for drawing under all Letters of Credit issued by such Issuing Bank; and

(c) to the applicable Issuing Bank, all customary fees and other issuance, amendment, cancellation, document examination, negotiation, transfer and presentment expenses and related charges in connection with the issuance, amendment, cancellation, presentation of L/C Drafts, negotiation, transfer and the like customarily charged by such Issuing Bank with respect to standby Letters of Credit, payable at the time of invoice of such amounts.

Section 3.09. Issuing Bank Reporting Requirements. Upon the request of any Revolving Lender, each Issuing Bank shall furnish to such Revolving Lender copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which such Issuing Bank is party.

Section 3.10. Indemnification; Exoneration. (a) In addition to amounts payable as elsewhere provided in this Article 3, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each Issuing Bank and each Revolving Lender from and against any and all liabilities and costs which the Administrative Agent, such Issuing Bank or such Revolving Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of such Issuing Bank, as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of such Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(b) As among the Borrower, the Revolving Lenders, the Administrative Agent and each Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, neither the Administrative Agent, any Issuing Bank nor any Revolving Lender shall be responsible (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Revolving Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 3.10.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put such Issuing Bank, the Administrative Agent or any Revolving Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.10 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

Section 3.11. Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Borrower shall, upon the Administrative Agent’s demand, deliver to the Administrative Agent for the benefit of the Revolving Lenders and the Issuing Banks, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Revolving Lenders, equal to 105.0% of the aggregate outstanding L/C Obligations. In addition, but without duplication of amounts deposited pursuant to the foregoing sentence, if the Revolving Credit Availability is at any time less than the amount of contingent L/C Obligations outstanding at any time, the Borrower shall deposit cash collateral with the Administrative Agent in an amount equal to 105.0% of the amount by which such L/C Obligations exceed such Revolving Credit Availability. Any such collateral shall be held by the Administrative Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Administrative Agent for the benefit of the Revolving Lenders and the Issuing Banks as collateral security for the Borrower’s obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Administrative Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 3.11 which are not to be applied to reimburse the Issuing Banks for amounts actually paid or to be paid by the Issuing Banks in respect of a Letter of Credit or L/C Draft, shall be returned promptly to the Borrower (after deduction of the Administrative Agent’s reasonable out-of-pocket expenses incurred in connection with such cash collateral account) as the Letters of Credit expire.

ARTICLE 4

YIELD PROTECTION; TAXES

Section 4.01. Yield Protection. If any Change in Law:

(a) subjects any Lender, any applicable Lending Installation, any Issuing Bank or the Administrative Agent to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (iii) Connection Income Taxes), or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, any applicable Lending Installation or any Issuing Bank (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Loans), or

(c) imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation or any Issuing Bank of making, funding or maintaining its Loans or L/C Interests or reduces any amount receivable by any Lender, any applicable Lending Installation or any Issuing Bank in connection with its Loans or L/C Interests, or requires any Lender, any applicable Lending Installation or any Issuing Bank to make any payment calculated by reference to the amount of Loans or L/C Interests held or interest received by it, by an amount deemed material by such Lender or such Issuing Bank, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender, applicable Lending Installation, such Issuing Bank or the Administrative Agent of making or maintaining its Loans, L/C Interests or Revolving Loan Commitment or to reduce the return received by such Lender, applicable Lending Installation, such Issuing Bank or the Administrative Agent in connection with such Loans, L/C Interests or Revolving Loan Commitment, then, within fifteen (15) days of demand by such Person, the Borrower shall pay such Person such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received.

Notwithstanding the foregoing provisions of this Section 4.01, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 4.01 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is 180 days before the date on which such Lender notifies the Borrower of such event or circumstance.

Notwithstanding the above, a Lender will not be entitled to demand compensation under this Section 4.01 at any time if it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.

Section 4.02. Changes in Capital Adequacy Regulations. If any Lender or any Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

Notwithstanding the above, a Lender will not be entitled to demand compensation under this Section 4.02 at any time if it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.

Section 4.03. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Advances of Eurodollar Rate Loans are not available or (b) the interest rate applicable to Advances of Eurodollar Rate Loans does not accurately reflect the cost of making or maintaining such Advances, then the Administrative Agent shall suspend the availability of Advances of Eurodollar Rate Loans and require any affected Advances to be repaid or converted to Floating Rate Loans at the end of the applicable Interest Period.

Section 4.04. Funding Indemnification. If any payment of a Eurodollar Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Rate Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders, or a Eurodollar Rate Loan is assigned other than on the last day of an Interest Period therefor as a result of a request of the Borrower pursuant to Section 2.19, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom (excluding loss of margin), including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Rate Loan.

Section 4.05. Taxes. (a) Defined Terms. For purposes of this Section 4.05, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding

Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(c) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.05) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.02(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.05, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.05(g)(ii)(A), 4.05(g)(ii)(B) and 4.05(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(c)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent as may be necessary for the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Escrow Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) FATCA Compliance. The Administrative Agent shall deliver to the Borrower on or prior to the date of its execution of this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS form W-9.

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.05 (including by the payment of additional amounts pursuant to this Section 4.05), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 4.06. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Rate Loans to reduce any liability of the Borrower to such Lender under Sections 4.01, 4.02 and 4.05 or to avoid the unavailability of Eurodollar Rate Loans under Section 4.03, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender or the Administrative Agent on its own behalf or on behalf of a Lender shall deliver a written statement of such Lender or the Administrative Agent (as applicable) to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 4.01, 4.02, 4.04 or 4.05. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though each Lender or the Administrative Agent (as applicable) funded its Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not, and without regard to loss of margin. Unless otherwise provided herein, the amount specified in the written statement of any Lender or the Administrative Agent (as applicable) shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 4.01, 4.02, 4.04 and 4.05 shall survive payment of the Obligations, termination of the Letters of Credit and termination of this Agreement.

ARTICLE 5

CONDITIONS PRECEDENT

Section 5.01. Funding Date. The obligations of the Lenders to make their respective Term Loans hereunder and the availability of the Revolving Facility shall become effective on the first date on which each of the following conditions is satisfied (or waived in accordance with Section 2.05(b)(i)) which date shall occur prior to July 10, 2015 (it being understood and agreed that to the extent the Funding Date does not occur on or prior to July 10, 2015, this Agreement and the Commitments of the Lenders shall automatically terminate without any further action by the Borrower, the Administrative Agent or any other person):

(a) The Administrative Agent shall have received from each party hereto or thereto either a counterpart of this Agreement and each other Loan Document signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of such party) that such party has signed a counterpart of this Agreement and each other Loan Document to which it is a party, including, without limitation, the Collateral Agreement and such other Loan Documents as the Administrative Agent or its counsel may have reasonably requested.

(b) The Borrower has furnished to the Administrative Agent each of the following, with sufficient copies for the Lenders, all in form and substance satisfactory to the Administrative Agent and the Lenders:

(i) a certificate, in form and substance satisfactory to the Administrative Agent signed by an Authorized Officer of the Borrower, certifying that all of the representations in this Agreement are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date and no Default or Unmatured Default has occurred and is continuing or would result from the Advance of the Term Loans on the Funding Date;

(ii) a duly executed Borrowing/Election Notice signed by an Authorized Officer of the Borrower.

(iii) the written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, each Issuing Bank and the Lenders, in substantially a form and containing assumptions and qualifications acceptable to the Administrative Agent and its counsel;

(iv) a certificate, in form and substance satisfactory to the Administrative Agent signed by an Authorized Officer of the Borrower, certifying (A) that the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.04 on the Funding Date, including computations demonstrating compliance in reasonable detail thereof; (B) as to the receipt by the Borrower of the proceeds of the Senior Notes in an amount that, together with the Term Loans made on the Funding Date, is not greater than $1,000,000,000; and (C) as to occurrence of the Spin Transaction;

(v) the (A) Historical Information and (B) the financial projections of the Borrower and its Subsidiaries on a consolidated basis, covering fiscal years 2015 through 2018 (inclusive), in each case on a consolidated basis;

(vi) a completed Perfection Certificate, dated the Funding Date and signed by an Authorized Officer of the Borrower;

(vii) evidence that appropriate Uniform Commercial Code financing statements have been (or, on the Funding Date, will be) duly filed in such office or offices as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the Administrative Agent’s Liens in and to the Collateral;

(viii) copies of the Certificate of Incorporation of each Loan Party, together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

(ix) copies, certified by the Secretary or Assistant Secretary of each of the Loan Parties, of its By-Laws and of its Board of Directors’ (or similar body) resolutions authorizing the execution of the Loan Documents entered into by it;

(x) an incumbency certificate, executed by the Secretary or Assistant Secretary of each of the Loan Parties, which shall identify by name and title and bear the original or facsimile signature of the officers of the Loan Parties authorized to sign the Loan Documents and the officers of the Borrower authorized to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(xi) a certificate in form and substance reasonably satisfactory to the Administrative Agent, signed by an Authorized Officer of the Borrower, attesting that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Spin Transaction, are Solvent;

(xii) receipt by the Administrative Agent of updated Schedules 6.07, 6.08, 6.18, 7.03(a), 7.03(b), 7.03(d) and 7.03(i) to replace the corresponding Schedules and Annex attached hereto as of the Escrow Date in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, provided that the Lenders agree that such updated schedules shall be deemed to be satisfactory if such updated Schedules (i) do not differ from the corresponding Schedules attached hereto as of the Escrow Date in a manner that is material and adverse to the Lenders or (ii) are otherwise satisfactory to the Required Lenders (and any references to any such Schedules in this Credit Agreement shall thereafter refer to such Schedules as the same may have been updated pursuant to this Section 5.01(b)(xii).

(c) (i) The Collateral and Guarantee Requirement shall have been satisfied (provided that, solely with respect to the matters expressly identified in Section 7.02(q), the satisfaction of the conditions set forth in this clause (c) shall not be required on the Funding Date, and shall not be a condition to the obligations of the Lenders to make Loans hereunder on the Funding Date, but shall be required to be accomplished in accordance with Section 7.02(q)) and (ii) the Administrative Agent shall have received satisfactory evidence that all steps have been taken to perfect security interests in the Collateral (including delivery of any certificated Equity Interests and other physical, pledged collateral).

(d) The Administrative Agent shall have received evidence that the insurance required by Section 7.02(e) is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Lenders, Issuing Banks and Swing Line Lender, as additional insured and loss payee thereunder to the extent required under Section 7.02(e).

(e) Since September 30, 2014, no fact, event or circumstance has occurred that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) The Administrative Agent shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to the Loan Parties, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted under Section 7.03(b).

(g) The Administrative Agent shall have received all documentation and other information reasonably requested by each Lender that is required for compliance with the Patriot Act or other “know your customer” and anti-money laundering rules and regulations (which requested information shall have been received at least five (5) Business Days prior to the Funding Date to the extent requested by the Lenders at least ten (10) Business Days prior to the Funding Date).

(h) The Administrative Agent (for the benefit of itself and the other parties entitled thereto) and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Funding Date (including fees for the account of the Lenders and fees, disbursements and charges of counsel to the Administrative Agent and the Arrangers), including to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Funding Date and such notice shall be conclusive and binding (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 5.02. Each Advance and Letters of Credit. The Lenders shall not be required to make, convert or continue any Advance, or issue, amend, extend or renew any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued, amended, extended or renewed, both before and after taking into account the proposed borrowing, conversion or continuation or Letter of Credit:

(a) There exists no Default or Unmatured Default (subject, solely in the case of an Incremental Term Loan the proceeds of which will be used to finance a Limited Condition Acquisition, to the proviso of Section 2.05(b)(i)(1));

(b) All of the representations in this Agreement are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of such Borrowing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date; and

(c) The Revolving Credit Obligations do not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed the Aggregate Revolving Loan Commitment.

Each Borrowing/Election Notice with respect to each such Advance and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.02(a) and 5.02(b) have been satisfied.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower, and to issue the Letters of Credit described herein, the Borrower represents and warrants as follows to each Lender and the Administrative Agent as of the Funding Date and thereafter on each date as required by Section 5.02:

Section 6.01. Organization; Corporate Powers. Each of the Borrower and each of its Restricted Subsidiaries (a) is a corporation, limited liability company, partnership or other commercial entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.

Section 6.02. Authority. (a) Each of the Borrower and each of the Subsidiary Guarantors has the requisite power and authority (i) to execute, deliver and perform each of the Loan Documents which are to be executed by it or which have been executed by it as required by this Agreement and the other Loan Documents and (ii) to file the Loan Documents, if any, which must be filed by it or which have been filed by it as required by this Agreement, the other Loan Documents or otherwise with any Governmental Authority.

(b) The execution, delivery, performance and filing, as the case may be, of each of the Loan Documents which must be executed or filed by the Borrower or any of the Subsidiary Guarantors or which have been executed or filed as required by this Agreement, the other Loan Documents or otherwise and to which the Borrower or any of the Subsidiary Guarantors is a party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of the Borrower and the Subsidiary Guarantors, and such approvals have not been rescinded. No other action or proceedings on the part of the Borrower or the Subsidiary Guarantors are necessary to consummate such transactions.

(c) Each of the Loan Documents to which the Borrower or any of the Subsidiary Guarantors is a party has been duly executed, delivered or filed, as the case may be, by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, including concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (whether enforcement is sought by proceedings in equity or at law)), is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Loan Documents delivered to the Administrative Agent pursuant to Sections 5.01 and 5.02 without the prior written consent of the Required Lenders (or all of the Lenders if required by Section 9.03), and the Borrower and its Restricted Subsidiaries have performed and complied with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the Borrower or its Restricted Subsidiaries on or before the applicable date, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

Section 6.03. No Conflict; Governmental Consents. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiary Guarantors is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are (or will so be) in full force and effect and except for filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiary Guarantors, (d) will not violate or result in a default under any indenture or agreement (including the Senior Note Indenture or other material instrument binding upon the Borrower or any Restricted Subsidiary or any of their assets), or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created pursuant to the Loan Documents, except in the case of clauses (b) and (d) above, for a violation or creation, as applicable, which would not reasonably be expected to result in a Material Adverse Effect.

Section 6.04. Financial Statements. The Historical Information heretofore delivered to the Lenders was prepared in accordance with generally accepted accounting principles in effect on the date the statements were prepared and the statements present fairly in all material respects the consolidated financial condition and operations of the Borrower and its Restricted Subsidiaries at such date and the consolidated results of their operations for the period then ended.

Section 6.05. No Material Adverse Change. Since September 30, 2014 (determined by reference to the financial statements prepared with respect to the Borrower and its Restricted Subsidiaries), there has occurred no change in the business, properties or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole or any other event which has had or would reasonably be expected to have a Material Adverse Effect.

Section 6.06. Taxes. (a) Tax Examinations. All deficiencies which have been asserted against the Borrower or any of the Borrower’s Restricted Subsidiaries as a result of any federal, state, local or foreign Tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith and have been reserved for in the Borrower’s consolidated financial statements to the extent, if any, required by GAAP, and no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in the Borrower’s consolidated financial statements to the extent, if any, required by GAAP. Neither the Borrower nor any of the Borrower’s Restricted Subsidiaries anticipates any additional Tax liability with respect to the years which have not been closed pursuant to applicable law that would have or could reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes. All income and other material Tax returns and reports of the Borrower and its Restricted Subsidiaries required to be filed have been timely filed, and all material Taxes that shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in the Borrower’s consolidated financial statements to the extent, if any, required by GAAP. The Borrower has no knowledge of any proposed Tax assessment against the Borrower or any of its Restricted Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect.

Section 6.07. Litigation; Loss Contingencies and Violations. There are no actions, suits, proceedings, arbitrations or, to the knowledge of any member of the Borrower’s Senior Management Team, threatened in writing against the Borrower, any of its Restricted Subsidiaries or any property of any of them (including, without limitation, any Intellectual Property (as defined in the Collateral Agreement)) that (a) challenges the validity or the enforceability of any material provision of the Loan Documents or (b) has had or could reasonably be expected to have a Material Adverse Effect (other than as set forth on Schedule 6.07). There is no material loss contingency within the meaning of GAAP which has not been reflected in the consolidated financial statements of the Borrower prepared and delivered pursuant to Section 7.01(a) for the fiscal period during which such material loss contingency was incurred. Neither the Borrower nor any of its Restricted Subsidiaries is (i) in violation of any applicable Requirements of Law which violation will have or could reasonably be expected to have a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or could reasonably be expected to have a Material Adverse Effect.

Section 6.08. Subsidiaries. Schedule 6.08 to this Agreement (a) contains, as of the applicable date, a description of the corporate structure of the Borrower, its Subsidiaries and any other Person in which the Borrower or any of its Subsidiaries holds an Equity Interest in excess of 10.0%; and (b)) accurately sets forth, as of the applicable date, (i) the correct legal name, the jurisdiction of incorporation or organization and the jurisdictions in which each of the Borrower and the direct and indirect Subsidiaries of the Borrower are qualified to transact business as a foreign corporation, (ii) the authorized, issued and outstanding shares of each class of Capital Stock of the Borrower and each of its Subsidiaries and the owners of such shares (on a fully-diluted basis), (iii) a summary of the direct and indirect partnership, joint venture, or other Equity Interests, if any, of the Borrower and each Subsidiary of the Borrower in any Person that is not a corporation and (iv) the federal tax identification number of the Borrower and each Subsidiary Guarantor. Except as disclosed on Schedule 6.08 (as so supplemented), none of the issued and outstanding Capital Stock of the Borrower or any of its Restricted Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock. The outstanding Capital Stock of the Borrower and each of its Restricted Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and the stock of the Borrower’s Restricted Subsidiaries is not Margin Stock.

Section 6.09. ERISA. No Benefit Plan has failed to satisfy the “minimum funding standard” (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither the Borrower nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than the payment of premiums. As of the last day of the most recent prior plan year, the market value of assets under each Benefit Plan, other than any Multiemployer Plan, was not less than the present value of benefit liabilities thereunder (determined in accordance with the actuarial valuation assumptions described therein) by an amount which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any member of the Controlled Group has (a) failed to make a required contribution or payment to a Multiemployer Plan of a material amount or (b) incurred a material complete or partial withdrawal under Section 4203 or Section 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group has failed to make an installment or any other payment of a material amount required under Section 412 of the Code on or before the due date for such installment or other payment. Each Plan, Foreign Employee Benefit Plan and Non-ERISA Commitment complies in all material respects in form, and has been administered in all material respects in accordance with its terms and, in accordance with all applicable laws and regulations, including but not limited to ERISA and the Code. There have been no and there is no prohibited transaction described in Sections 406 of ERISA or 4975 of the Code with respect to any Plan for which a statutory or administrative exemption does not exist which could reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to material liability. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to material liability. Neither the Borrower nor any member of the Controlled Group is subject to any material liability under, or has any potential material liability under, Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. The present value of the aggregate liabilities to provide all of the accrued benefits under any Foreign Pension Plan do not exceed the current fair market value of the assets held in trust or other funding vehicle for such plan by an amount which could reasonably be expected to have a Material Adverse Effect. With respect to any Foreign Employee Benefit Plan other than a Foreign Pension Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such plan is maintained. For purposes of this Section 6.09, “material” means any amount, noncompliance or other basis for liability which could reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to liability, individually or in the aggregate with each other basis for liability under this Section 6.09, in excess of $25,000,000.

Section 6.10. Accuracy of Information. The information, exhibits and reports furnished by or on behalf of the Borrower and any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Borrower and its Restricted Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms thereof, taken as a whole, do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 6.11. Securities Activities. Neither the Borrower nor any of its Restricted Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. The value of all Margin Stock held by the Borrower constitutes less than 25% of the value, as determined in accordance with the Regulation U, of all assets of the Borrower.

Section 6.12. [Reserved].

Section 6.13. Compliance with Laws; No Default.

(a) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(b) No Unmatured Default has occurred and is continuing.

Section 6.14. Assets and Properties. (a) The Borrower and each of its Restricted Subsidiaries has legal title to all of its material assets and properties (tangible and intangible, real or personal) owned by it or (ii) a valid leasehold interest in all of its material leased assets, except, in the case of (i) and (ii), for minor defects in title that do not interfere with its ability to conduct its business as currently conducted, and all such assets and property are free and clear of all Liens, except Liens permitted under Section 7.03(b).

(b) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all Intellectual Property (as defined in the Collateral Agreement) including without limitation all trademarks, service marks, trade names, trade dress, copyrights, patents, designs and other intellectual property right material to its business, and to the knowledge of the Borrower, the conduct of their respective businesses, including the use of such Intellectual Property by the Borrower and the Restricted Subsidiaries, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Restricted Subsidiary in and to any of such assets in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

Section 6.15. Statutory Indebtedness Restrictions. Neither the Borrower nor any of its Restricted Subsidiaries is subject to regulation under the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

Section 6.16. Insurance. The insurance policies and programs in effect with respect to the respective properties, assets, liabilities and business of the Borrower and its Restricted Subsidiaries reflect coverage that is reasonably consistent with prudent industry practice.

Section 6.17. Labor Matters. No attempt to organize the employees of the Borrower or any of its Restricted Subsidiaries, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Restricted Subsidiaries, is pending, or, to the Borrower’s knowledge, threatened, planned or contemplated, which has or could reasonably be expected to have a Material Adverse Effect.

Section 6.18. Environmental Matters. (a) Except as disclosed on Schedule 6.18 to this Agreement:

(i) the operations of the Borrower and its Restricted Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law;

(ii) the Borrower and its Restricted Subsidiaries have all material permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law and are in material compliance with such permits, licenses and other authorizations;

(iii) neither the Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the Borrower’s or any of its Restricted Subsidiaries’ knowledge, any of their respective past property or operations, are subject to or the subject of any investigation known to the Borrower or any of its Restricted Subsidiaries or any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any material remedial action relating to any Contaminant or Environmental, Health or Safety Requirements of Law; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant; and

(iv) there is not now, nor to the Borrower’s or any of its Restricted Subsidiaries’ knowledge has there ever been, on or in the property of the Borrower or any of its Restricted Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material that would result in material remediation costs or material penalties to the Borrower or any of its Restricted Subsidiaries.

(b) For purposes of this Section 6.18 “material” means any noncompliance or other basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate with each other basis for liability under this Section 6.18, in excess of $25,000,000.

Section 6.19. Solvency. After giving effect to (a) the Loans to be made (or, if applicable, Letters of Credit to be issued) on the Funding Date or each such other date as Loans requested hereunder are made (or Letters of Credit issued), (b) the other transactions contemplated by this Agreement and the other Loan Documents occurring on the Funding Date and (c) the payment and accrual of all transaction costs with respect to the foregoing, the Borrower is, and the Borrower and its Restricted Subsidiaries taken as a whole are, Solvent.

Section 6.20. [Reserved].

Section 6.21. Collateral Matters. (a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Credit Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the UCC) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 7.03(b), in the case of each of clauses (i) and (ii).

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Credit Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof except as enforceability may be limited by (a) bankruptcy, insolvency or other similar laws affecting creditors’ rights and (b) general principles of equity (regarding whether such enforceability is considered in a proceeding in equity or law), and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 7.03(b).

(c) Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section 6.21, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing with the United States Patent and Trademark Office or the United States Copyright Office, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 7.03(b) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Funding Date).

Section 6.22. Use of Proceeds. The proceeds of (a) the Term Loans will be used, together with the proceeds of the Senior Notes, to pay the Reorganization Payment and for general corporate purposes and (b) the Revolving Loans will be used solely (x) to finance or refinance the working capital and capital expenditures needs of the Borrower and its Restricted Subsidiaries, (y) for general corporate purposes (including any actions permitted by Section 7.03) of the Borrower and its Restricted Subsidiaries and (z) to pay transaction fees and expenses. The proceeds of the Incremental Term Loans will be used solely for the purpose or purposes set forth in the applicable Incremental Term Loan Amendment.

Section 6.23. Brokers. No Loan Party utilized the services of any broker or finder in connection with obtaining financing from the Lenders under this Agreement and no brokerage commission or finder’s fee is payable by the Borrower or any of its Restricted Subsidiaries in connection herewith.

Section 6.24. Patriot Act. The Borrower and each of its Subsidiaries is in compliance with the PATRIOT Act in all material respects.

ARTICLE 7

COVENANTS

The Borrower covenants and agrees that from and after the Funding Date so long as any Loans or Commitments are outstanding and thereafter until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash, all financing arrangements among the Borrower and the Lenders shall have been terminated and all of the Letters of Credit shall have expired, been canceled or terminated, unless the Required Lenders shall otherwise give prior written consent:

Section 7.01. Reporting. The Borrower shall:

(a) Financial Reporting. Furnish to the Administrative Agent (with sufficient copies for each of the Lenders, which the Administrative Agent shall promptly deliver to the Lenders); provided that the requirements of this Section 7.01(a) may be satisfied by notice to the Administrative Agent that such documents required to be delivered pursuant to this Section 7.01(a) (to the extent included on Form 10-K or Form 10-Q) have been filed with the Commission:

(i) Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each of the Borrower’s first three fiscal quarters, the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such period and the related consolidated statements of income and cash flows of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer or treasurer of the Borrower on behalf of the Borrower as fairly presenting in all material respects the consolidated financial position of the Borrower and its Restricted Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(ii) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (A) the consolidated and consolidating balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules in form and substance sufficient to calculate the financial covenants set forth in Section 7.04, and (B) an audit report on the consolidated financial statements (but not the consolidating financial statements or schedules) listed in clause (a) hereof of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present in all material respects the consolidated financial position of the Borrower and its Restricted Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(iii) Officer’s Compliance Certificate. Together with each delivery of any financial statements (A) pursuant to clauses (i) and (ii) of this Section 7.01(a), an Officer’s Certificate from the chief financial officer or treasurer of the Borrower, substantially in the form of Exhibit F attached hereto and made a part hereof, stating that (x) the representations and warranties of the Borrower contained in Article 6 hereof shall have been true and correct in all material respects as of the date of such Officer’s

Certificate and (y) as of the date of such Officer’s Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (B) pursuant to clauses (i) and (ii) of this Section 7.01(a), a compliance certificate, substantially in the form of Exhibit G attached hereto and made a part hereof, signed by the Borrower’s chief financial officer or treasurer (1) setting forth calculations for the period which demonstrate compliance, when applicable, with the provisions of Section 7.04, and which calculate the Total Leverage Ratio for purposes of determining the then Applicable Margin, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage and (2) if there are any Unrestricted Subsidiaries setting forth financial information in detail reasonably satisfactory to the Administrative Agent for the applicable period for such Unrestricted Subsidiaries.

(iv) Supplemental Perfection Certificate. Within ninety (90) days after the end of each fiscal year of the Borrower beginning September 30, 2016, a completed Supplemental Perfection Certificate, signed by an Authorized Officer of the Borrower, setting forth the information required pursuant to the Supplemental Perfection Certificate.

(b) Notice of Default and Adverse Developments. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer of the Borrower obtaining actual knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Administrative Agent has given any written notice with respect to a claimed Default or Unmatured Default under this Agreement, (ii)that any Person having the authority to give such a notice has given any written notice to the Borrower or any Restricted Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.01(d), or (iii) that any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect has occurred specifying (A) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (B) the notice given or action taken by such Person in connection therewith, and (C) what action the Borrower has taken, is taking and proposes to take with respect thereto.

(c) ERISA Notices. Deliver or cause to be delivered to the Administrative Agent and the Lenders, at the Borrower’s expense, the following information and notices as soon as reasonably possible, and in any event:

(i) within ten (10) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Borrower to liability individually or in the aggregate in excess of $25,000,000, a written statement of the chief financial officer or treasurer of the Borrower describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(ii) within ten (10) Business Days after the filing of any funding waiver request with the IRS, a copy of such funding waiver request and thereafter all communications received by the Borrower or a member of the Controlled Group with respect to such request within ten (10) Business Days after such communication is received; and

(iii) within ten (10) Business Days after the Borrower or any member of the Controlled Group knows or has reason to know that (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a notice describing such matter.

For purposes of this Section 7.01(c), the Borrower and any member of the Controlled Group shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or any member of the Controlled Group is the plan sponsor.

(d) Other Indebtedness. Deliver to the Administrative Agent (i) a copy of each regular report, notice or communication regarding potential or actual defaults (including any accompanying officer’s certificate) delivered by or on behalf of the Borrower to the holders of funded Material Indebtedness, including, without limitation holders of Indebtedness under the Senior Note Indenture, pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such holders, and (ii) a copy of each notice received by the Borrower from the holders of funded Material Indebtedness who are authorized and/or have standing to deliver such notice pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice is received by the Borrower.

(e) Other Reports. Deliver or cause to be delivered to the Administrative Agent and the Lenders copies of all financial statements, reports and notices, if any, sent by the Borrower to its securities holders or filed with the Commission by the Borrower, other than Reports on Form 8-K which contain only information furnished pursuant to Item 12 thereof.

(f) Environmental Notices. As soon as possible and in any event within ten (10) days after receipt by the Borrower, deliver or cause to be delivered to the Administrative Agent a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Borrower and each of its Restricted Subsidiaries to liability individually or in the aggregate in excess of $25,000,000.

(g) [Reserved].

(h) Other Information. Promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Borrower, any of its Subsidiaries, or their respective business and assets, as from time to time may be reasonably requested by the Administrative Agent.

Section 7.02. Affirmative Covenants.

(a) [Reserved].

(b) Corporate Powers; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except in the case of clause (ii) where failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, disposition or other transaction permitted under Sections 7.03(c) or 7.03(e).

(c) Compliance with Laws, Etc. The Borrower shall, and shall cause its Restricted Subsidiaries to, (i) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (ii) obtain as needed all permits necessary for its operations and maintain such permits in good standing unless, in either case, failure to comply or obtain such permits would not reasonably be expected to have a Material Adverse Effect.

(d) Payment of Obligations. The Borrower shall pay or discharge, and cause each of its Restricted Subsidiaries to pay or discharge all its material obligations, including Tax liabilities (whether or not shown on a Tax return), before the same shall become delinquent or in default, except where (i) (A) the validity or amount thereof is being contested in good faith by appropriate proceedings and (B) the Borrower or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (ii) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (i) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Credit Parties, as an additional insured thereunder, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Credit Parties, as a loss payee thereunder and (iii) endeavor to provide to the extent commercially available for at least thirty (30) days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under Flood Insurance Laws, then, the applicable Loan Party (A) has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B)deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

(f) Inspection of Property; Books and Records; Discussions. The Borrower shall permit and cause each of the Borrower’s Restricted Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Restricted Subsidiaries, to examine their respective financial and accounting records and other material data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested (provided that an officer of the Borrower or any of its Restricted Subsidiaries may, if it so desires, be present at and participate in any such discussion). The Borrower shall keep and maintain, and cause each of the Borrower’s Restricted Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Borrower, upon the Administrative Agent’s request, shall turn over copies of any such records to the Administrative Agent or its representatives.

(g) ERISA Compliance. The Borrower shall, and shall cause each of the Borrower’s Restricted Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA and shall operate all Plans and Non-ERISA Commitments to comply in all material respects with the applicable provisions of the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans and Non-ERISA Commitments, except for any noncompliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(h) Maintenance of Property. The Borrower shall cause all property (tangible and intangible, real or personal) necessary for the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, as applicable, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, except, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect.

(i) Environmental Compliance. The Borrower and its Restricted Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not subject, and is not reasonably likely to subject, the Borrower or any of its Restricted Subsidiaries to liability, individually or in the aggregate, in excess of $25,000,000.

(j) Use of Proceeds. The Borrower will use the proceeds of the Loans and Letters of Credit only for the purposes set forth in Section 6.22.

(k) Additional Subsidiaries. If any additional Subsidiary (other than an Excluded Subsidiary) is formed or acquired, after the Funding Date (or any Excluded Subsidiary ceases to constitute an Excluded Subsidiary), the Borrower will promptly notify the Administrative Agent thereof and will, as promptly as practicable, and in any event within thirty (30) days or, with respect to Mortgaged Property held by such Subsidiary and specifically the items required by subsection (v) of the definition of Collateral and Guarantee Requirement relating thereto, ninety (90) days (or such longer period as the Administrative Agent may agree in writing) after such Subsidiary is formed or acquired (or any Excluded Subsidiary ceases to constitute an Excluded Subsidiary) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(l) Further Assurances. The Borrower shall, and shall cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that are required under the Collateral Documents or this Agreement to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times (subject to the last paragraph of the Collateral and Guarantee Requirement definition). The Borrower shall provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(m) Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain continuously in effect a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the Term Facility by each of S&P and Moody’s, it being understood that there is no obligation to maintain any particular rating at any time.

(n) Pledge of Capital Stock. The Loan Parties shall pledge or cause to be pledged all of the issued and outstanding Capital Stock of each Subsidiary held by a Loan Party to the extent required to meet the Collateral and Guarantee Requirement (other than any Excluded Assets (as defined in the applicable Collateral Documents)) in accordance with, and to the extent required by, the requirements of the Collateral Documents to the Collateral Agent for the benefit of the Credit Parties to secure the Obligations.

(o) Designation of Restricted Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary; provided that (i)immediately before and after such designation, no Default shall have occurred and be continuing (or, in the case of a designation that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Acquisition, no Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into), (ii) immediately after giving effect to such designation, the Borrower shall be in compliance on a pro forma basis with the financial covenants set forth in Section 7.04, and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance with such financial covenants and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Specified Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary after the Funding Date shall constitute (A) an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiaries’ (as applicable) Investments therein and (B) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(p) Information Regarding Collateral.

(i) The Borrower will furnish to the Administrative Agent promptly (and in any event within thirty (30) days thereof) written notice of any change in (A) the legal name of any Loan Party, as set forth in its organizational documents, (B) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (C) the location of the chief executive office of any Loan Party or (D) the organizational identification number, if any, and the Federal Taxpayer Identification Number of such Loan Party, in each case, only with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, of such Loan Party. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral affected thereby. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(ii) If (A) any material assets are acquired by any Loan Party after the Funding Date (other than assets constituting Collateral under the Collateral Documents that become subject to the Lien of the Collateral Documents upon the acquisition thereof) or (B) any Mortgaged Property is acquired by any Loan Party after the Funding Date, the Borrower will promptly notify the Administrative Agent thereof and will cause such assets to be subjected to a Lien securing the Secured Obligations and will take such actions as shall be necessary or reasonably requested by the Administrative Agent to satisfy the Collateral and Guarantee Requirement, including, without limitation, to grant and perfect such Lien, all at the expense of the Borrower and, in the case of clause (A), all to the extent required by the Collateral Documents. It is understood and agreed that, notwithstanding anything to the contrary set forth in this Agreement or in any Collateral Document, the Loan Parties shall not be required to obtain (1) foreign local law pledges (2) landlord lien waivers, estoppels or collateral access agreements, or (3) enter into Control Agreements with respects to Excluded Accounts.

(q) Certain Post-Closing Collateral Obligations. The Borrower will, and will cause the other Loan Parties to, deliver each of the items set forth in subsection (v) of the definition of Collateral and Guarantee Requirement within ninety (90) days of the Funding Date with respect to each Mortgaged Property (subject to the last paragraph of the Collateral and Guarantee Requirement definition).

Section 7.03. Negative Covenants. (a) Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the Escrow Date and after giving effect to the Spin Transaction and set forth on Schedule 7.03(a) and Refinancing Indebtedness in respect thereof;

(iii) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Borrower or any Restricted Subsidiary, (B) any such Indebtedness owing by any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent and (C) any such Indebtedness shall be incurred in compliance with Section 7.03(d);

(iv) Guarantees incurred in compliance with Section 7.03(d);

(v) Indebtedness of the Borrower or any Restricted Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $50,000,000 at any time outstanding;

(vi) Indebtedness in respect of netting services, overdraft protections deposit and checking accounts, in each case, in the ordinary course of business;

(vii) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, unemployment insurance and other social security laws;

(viii) Indebtedness of the Borrower or any Restricted Subsidiary in the form of bona fide purchase price adjustments or earn-outs incurred in connection with any Permitted Acquisition or other Investment permitted by Section 7.03(d);

(ix) the Senior Notes and any Refinancing Indebtedness in respect thereof;

(x) Indebtedness owed to EHI with respect to any return of excess escrow funds;

(xi) Indebtedness in connection with one or more standby letters of credit or performance or surety bonds or completion guarantees issued by the Borrower or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(xii) (A) Permitted Debt; provided that, after giving effect to the incurrence of such Indebtedness and any related transaction on a pro forma basis the Total Leverage Ratio shall not exceed 4.50 to 1.00 (in each case calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a)); provided, further, that the aggregate principal amount of Indebtedness of the Restricted Subsidiaries that are not Loan Parties permitted by this clause (xii) shall not exceed $25,000,000 at any time outstanding and (B) Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) above;

(xiii) Refinancing Debt Securities and Refinancing Indebtedness in respect thereof;

(xiv) Indebtedness incurred under leases of real property in respect of tenant improvements;

(xv) Indebtedness of the Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition so long as such Indebtedness is not incurred in contemplation of such Permitted Acquisition and any Refinancing Indebtedness in respect thereof;

(xvi) other Indebtedness in an aggregate principal amount not to exceed the greater of (i) $25,000,000 at any time outstanding or (y) 2.5% of Consolidated Tangible Assets;

(xvii) Indebtedness consisting of (A) the financing of insurance premiums and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xviii) obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services;

(xix) Indebtedness in the form of Swap Agreements permitted under Section 7.03(k);

(xx) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower or such Restricted Subsidiary in connection with such disposition;

(xxi) Indebtedness of Foreign Subsidiaries (i) incurred to provide consideration for, or to provide all or any portion of the funds or credit support utilized to consummate, a Permitted Acquisition or (ii) incurred in an aggregate principal amount outstanding at any one time not to exceed $50,000,000 (measured at the time of incurrence);

(xxii) Indebtedness to the extent that the Net Proceeds thereof are promptly deposited to defease or to satisfy and discharge the Senior Notes in each case in accordance with the requirements of the Senior Note Indenture;

(xxiii) the Separation Obligations; and

(xxiv) Indebtedness under any Permitted Receivables Financing incurred on or after the Funding Date in an aggregate amount at any time outstanding not to exceed $75,000,000.

The Borrower will not, and will not permit any Restricted Subsidiary to, issue any Disqualified Stock, other than, in the case of the Restricted Subsidiaries, to the Borrower or any other Restricted Subsidiary; provided that any issuance of Equity Interests of any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 7.03(d).

(b) Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of the Borrower or any Restricted Subsidiary existing on the Escrow Date and set forth on Schedule 7.03(b); provided that (A) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary and (B) such Lien shall secure only those obligations that it secures on the Escrow Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(iv) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes (including pursuant to a Permitted Acquisition) a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Escrow Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other assets of the Borrower or any Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any special purpose merger Restricted Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (A) such Liens secure only Indebtedness permitted by Section 7.03(a)(v) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) subject to a Lien securing such Indebtedness, the terms of which Indebtedness requires or includes a pledge of after-acquired property and (c) the proceeds and products thereof); provided, further, that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(vi) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 7.03(e), customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii) in the case of (A) any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary or (B) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(viii) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or its Restricted Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(ix) Liens on Capital Stock and assets of any Securitization Subsidiary incurring obligations under a Permitted Receivables Financing permitted under Section 7.03(d)(xxiv);

(x) any Lien on assets of any Foreign Subsidiary; provided that such Lien shall secure only Indebtedness of such Foreign Subsidiary permitted by Section 7.03(a) and obligations relating thereto not constituting Indebtedness;

(xi) Liens created in connection with the Spin Transaction; and

(xii) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed the greater of (i) $25,000,000 and 2.5% Consolidated Tangible Assets at any time outstanding.

(c) Fundamental Changes; Business Activities. (i) The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Unmatured Default shall have occurred and be continuing (or, in the case of a Limited Condition Acquisition, no Default or Unmatured Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into), (A) any Restricted Subsidiary (other than the Borrower) may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (B) any Person (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger or consolidation is a Loan Party, a Loan Party, (C) any Restricted Subsidiary may merge into or consolidate with any Person (other than the Borrower) in a transaction permitted under Section 7.03(e) in which, after giving effect to such transaction, the surviving entity is not a Restricted Subsidiary, (D) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (E) the Borrower may merge into or consolidate with any Person; provided that (i) the Borrower shall be the surviving Person (the “Surviving Person”) or (ii) if the Borrower is not the Surviving Person, (a) the Surviving Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, (b) the Lenders shall have received all documentation and other information with respect to the Surviving Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act; and (c) the Borrower shall have delivered to the Administrative Agent a customary opinion of counsel with respect to the Surviving Person and a certificate on behalf of the Borrower signed by one of its Authorized Officers stating that all conditions provided in this Section 7.02(c)(E) relating to such transaction have been satisfied; provided that any such merger or consolidation involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 7.03(d).

(ii) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Escrow Date and businesses reasonably related or complementary thereto.

(d) Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold, acquire (including pursuant to any merger or consolidation), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, except:

(i) Investments in cash and Cash Equivalents;

(ii) Investments existing on the Escrow Date and set forth on Schedule 7.03(d);

(iii) Permitted Acquisitions and other Investments by the Borrower and any of its Restricted Subsidiaries in their respective subsidiaries or joint ventures; provided that unless after giving effect to such Investment and any related transaction on a pro forma basis the Senior Secured Leverage Ratio shall not exceed 2.75 to 1.00 (calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a)) (any such Investment made when the Senior Secured Leverage Ratio does not exceed 2.75 to 1.00 as so determined, an “Unrestricted Investment”), the aggregate amount of such Permitted Acquisitions and Investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Restricted Subsidiaries that are not Loan Parties and joint ventures (excluding (x) all such Investments, loans, advances and Guarantees existing on the Escrow Date and permitted by clause (ii) above and (y) all Unrestricted Investments) pursuant to this clause (iii) and clauses (iv) and (v) below shall not exceed $75,000,000 at any time outstanding; provided, further, that in the case of any such Investment under the immediately preceding proviso, (A) no Default shall have occurred and be continuing or shall result therefrom and (B) no more than (i) $25,000,000 of such Investments shall consist of Intellectual Property (as defined in the Collateral Agreement) and (ii) $35,000,000 of such Investments shall be made in joint ventures or Unrestricted Subsidiaries.

(iv) loans or advances made by the Borrower to any Restricted Subsidiary or made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (A) the Indebtedness resulting therefrom is permitted by Section 7.03(a)(iii) and (B) the amount of such loans and advances made by the Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (iii) above;

(v) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several coapplicant with respect to any letter of credit or letter of guaranty); provided that the aggregate amount of Indebtedness and other obligations of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (iii) above;

(vi) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(vii) Investments made in connection with the Spin Transaction;

(viii) deposits, prepayments and other credits to suppliers, lessors and landlords made in the ordinary course of business;

(ix) advances by the Borrower or any Restricted Subsidiary to employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes;

(x) Investments made as a result of receipt of noncash consideration from a sale, transfer or other disposition of assets permitted under Section 7.03(e)(viii);

(xi) Investments in the form of Swap Agreements permitted under Section 7.03(m);

(xii) Investments constituting deposits described in clauses (iii) and (iv) of the definition of “Permitted Encumbrances” and endorsements of instruments for collection or deposit in the ordinary course of business;

(xiii) Investments in a Securitization Subsidiary that are necessary or desirable to effect any Permitted Receivables Financing;

(xiv) Investments by a Restricted Subsidiary of the Borrower that is not a Loan Party in any Loan Party or in any other such Restricted Subsidiary that is also not a Loan Party;

(xv) other Investments in an amount not to exceed the Available Amount; provided that, at the time each such Investment is made no Default shall have occurred and be continuing or would result therefrom (or, in the case of an Investment that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Acquisition, no Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into); and

(xvi) other Investments in an aggregate amount not to exceed the greater of (i) $25,000,000 and (ii) 2.5% Consolidated Tangible Assets at any time outstanding.

For the purposes of this Section, any unreimbursed payment by the Borrower or any Restricted Subsidiary for goods or services delivered to any Subsidiary shall be deemed to be an Investment in such Subsidiary.

(e) Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interests in such Restricted Subsidiary (other than to the Borrower or any other Restricted Subsidiary in compliance with Section 7.03(d), and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:

(i) (A) sales of inventory, (B) sales, transfers and other dispositions of used, surplus, obsolete or outmoded machinery or equipment and (C) dispositions of cash and Cash Equivalents, in each case (other than in the case of clause (c)) in the ordinary course of business;

(ii) sales, transfers, leases and other dispositions to the Borrower or any Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 7.03(d) and Section 7.03(i);

(iii) the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(iv) dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(v) leases or subleases of real property granted by the Borrower or any of its Restricted Subsidiary to third Persons not interfering in any material respect with the business of the Borrower or any Restricted Subsidiary;

(vi) the sale, transfer or other disposition of patents, trademarks, copyrights and other Intellectual Property (as defined in the Collateral Agreement) (A) in the ordinary course of business, including pursuant to non-exclusive licenses of any Intellectual Property, or (B) which, in the reasonable judgment of the Borrower or any of its Restricted Subsidiary, are determined to be uneconomical, negligible, unused or obsolete in the conduct of business;

(vii) dispositions of assets in respect of Sale-Leaseback Transactions in an amount not to exceed $50,000,000;

(viii) sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that (A) such sales, transfers and other dispositions shall be made for fair value, (B) at least 75.0% of the consideration for such sales, transfers and other dispositions shall consist of cash or Cash Equivalents; provided that for purposes of the foregoing, the amount of (x) any liabilities (as shown on the Borrower’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Secured Obligations) that are assumed by the transferee of any such assets and from which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing, (y) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within ninety (90) days following the closing of such disposition, and (z) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in such asset sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (b) that is at that time outstanding, not to exceed $10,000,000, shall be deemed to be cash for purposes of this paragraph and for no other purpose, (C) the proceeds of such sale, transfer or other distribution shall be applied to the extent required under Section 2.04(b)(ii) and (D) the aggregate proceeds of all such sales, transfers and other distributions in reliance on this clause (vii) during any fiscal year of the Borrower shall not exceed 10.0% of Consolidated Assets as of the last day or the immediately preceding year; and

(ix) dispositions of accounts receivable and related assets to a Securitization Subsidiary in connection with a Permitted Receivables Financing.

(f) [Reserved].

(g) [Reserved].

(h) Restricted Payments; Certain Payments of Indebtedness. (i) The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (A) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock) of the Borrower, (B) any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interest, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Borrower and the Restricted Subsidiaries), (C) the Borrower may make Restricted Payments, not exceeding $5,000,000 during any fiscal year of the Borrower, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and the Restricted Subsidiaries (with any unused amount available in the following fiscal year only), (D) the Borrower may repurchase Equity Interests (i) upon the exercise of stock options, deferred stock units and restricted shares to the extent such Equity Interests represent a portion of the exercise price of such stock options, deferred stock units or restricted shares and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award, (E) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in the Borrower, (F) so long as no Default has occurred and is continuing, the Borrower may declare and make Restricted Payments in an aggregate amount not to exceed $80,000,000 in any fiscal year in respect of dividends on the Borrower’s common stock, (G) so long as no Default has occurred and is continuing as of the date such dividend is declared (or, in the case of a Restricted Payment that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Acquisition, no Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into), the Borrower may make additional Restricted Payments in an amount not to exceed the Available Amount and (H) the Borrower may make additional Restricted Payments; provided that at the time of and immediately after giving effect to any such Restricted Payment referred to in this clause (H), (1) no Default shall have occurred and be continuing or would result therefrom (or, in the case of a Restricted Payment that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Acquisition, no Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into) and (2) after giving effect to such Restricted Payment and any related transaction on a pro forma basis the Senior Secured Leverage Ratio shall not exceed 2.75 to 1.00 (calculated as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a).

(ii) The Borrower will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness permitted by Section 7.03(a)(xii), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any other Specified Indebtedness, except:

(A) payments of regularly scheduled interest and principal payments as and when due in respect of any Specified Indebtedness, other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;

(B) refinancings of Specified Indebtedness with the proceeds of other Indebtedness permitted under Section 7.03(a);

(C) payments of or in respect of Specified Indebtedness solely by issuance of the common stock of the Borrower;

(D) payments of or in respect of Specified Indebtedness incurred by any Restricted Subsidiary that is not a Loan Party;

(E) other payments of or in respect of Specified Indebtedness; provided that at the time of and immediately after giving effect thereto, (1) no Default or Unmatured Default shall have occurred and be continuing or would result therefrom and (2) the amount of such payment shall not exceed the Available Amount as of the date thereof; and

(F) other payments of or in respect of Specified Indebtedness in an aggregate amount not to exceed $5,000,000.

(iii) The Borrower will not, and will not permit any of the Restricted Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any documentation governing Specified Indebtedness.

(i) Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions in the ordinary course of business at prices and on terms and conditions, taken as a whole, not less favorable to the Borrower or such Restricted Subsidiary than those that would prevail in an arm’s-length transaction with unrelated third parties, (ii) transactions between or among the Borrower and the Restricted Subsidiaries not involving any other Affiliate, (iii) any Restricted Payment permitted by Section 7.03(h), (iv) the payment of reasonable fees and compensation to, and the providing of reasonable indemnities on behalf of, directors and officers of the Borrower or any Restricted Subsidiary, as determined by the Board of Directors of the Borrower in good faith, (v) the Spin Transaction and any agreements entered into pursuant thereto, (vi) the transactions described in Schedule 7.03(i), (vii) any reasonable or customary employment, consulting, service, severance, termination agreement, employee benefit plan, compensation arrangement, indemnification arrangement, or any similar arrangement entered into by the Borrower or a Restricted Subsidiary with a current or former director, officer or employee of the Borrower or a Restricted Subsidiary and payments related thereto; or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Borrower, restricted stock plans, restricted stock unit plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees of the Borrower or a Restricted Subsidiary approved by the Board of Directors of the Borrower, (viii) (x) reimbursement of employee travel and lodging costs and other business expenses incurred in the ordinary course of business and (y) loans and advances to employees made in the ordinary course of business in compliance with applicable laws and consistent with the past practices of the Borrower or that Restricted Subsidiary, as the case may be; (ix) pledges of equity interests of Unrestricted Subsidiaries to secure Indebtedness of such Unrestricted Subsidiaries; and (x) transactions entered into as part of a Permitted Receivables Financing on customary terms (as determined by the Borrower’s Board of Directors).

(j) Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (i) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Obligations or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or to Guarantee the Obligations; provided that (x) the foregoing shall not apply to (A)restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Escrow Date identified in Schedule 7.03(j) (but shall apply to any amendment or modification), (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) in the case of any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary, (E) restrictions and conditions set forth in the Senior Note Indenture, Permitted Debt and permitted Refinancings of each of the foregoing, provided that such restrictions and conditions are no more onerous than those set forth in the Senior Notes Indenture as in effect on the Escrow Date, (F) restrictions and conditions imposed by agreements relating to Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted under Section 7.03(a), (G) restrictions and conditions with respect to cash to secure letters of credit and other segregated deposits that are permitted pursuant to Section 7.03(b)(viii), (H) restrictions and conditions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; (I) restrictions and conditions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (J) restrictions and conditions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary thereof in any manner material to the Borrower or any Restricted Subsidiary thereof; (K) restrictions and conditions contained in Hedging Obligations; and (L) customary restrictions and conditions with respect to a Securitization Subsidiary, pursuant to the terms of a Permitted Receivables Financing, (y) clause (i) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.03(a) if such restrictions or conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof and (z) clause (ii) of the foregoing shall not apply to restrictions and conditions imposed by agreements relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted under Section 7.03(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Restricted Subsidiary. Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 7.02(k), 7.02(l) or 7.02(p) or under the Collateral Documents.

(k) Amendment of Organizational Documents. The Borrower will not, or will permit any Restricted Subsidiary to, amend, modify or waive any of its rights under its articles or certificate of incorporation, by-laws or other organizational documents, in either case, to the extent such amendment, modification or waiver would be adverse in any material respect to the rights or interests of the Lenders hereunder or under any other Loan Document.

(l) Changes in Fiscal Periods. The Borrower will not change its fiscal year or its method of determining fiscal quarters.

(m) Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or a Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes.

(n) Margin Regulations; Use of Proceeds. Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement (i) to purchase or carry Margin Stock in violation of any of the regulations of the Board, including Regulations T, U and X. The Borrower will not request any Loan, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.04. Financial Covenants. Without the written consent of the Required Revolving Lenders:

(a) Maximum Senior Secured Leverage Ratio. The Borrower shall not permit the Senior Secured Leverage Ratio as of the end of any fiscal quarter to be greater than 3.00 to 1.00. The Senior Secured Leverage Ratio shall be calculated as of the last day of each fiscal quarter based upon (i) for Indebtedness, as of the last day of each such fiscal quarter and (ii) for Consolidated EBITDA, the actual amount for the four-quarter period ending on such day; and

(b) Minimum Interest Expense Coverage Ratio. The Borrower shall not permit the Interest Expense Coverage Ratio as of the end of any fiscal quarter to be less than 3.00 to 1.00. The Interest Expense Coverage Ratio shall be calculated as of the last day of each fiscal quarter for the four-quarter period ending on such day (with the Consolidated EBITDA component thereof broken down by fiscal quarter in the Borrower’s reasonable judgment);

provided that the Consolidated EBITDA for any Person or assets comprising a business acquired by the Borrower or any Restricted Subsidiary pursuant to a Material Acquisition (including restructuring charges, operating synergies or other expense reductions and adjustments permitted by Article XI of Regulation S-X promulgated by the Securities and Exchange Commission) during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness of the Borrower or any Restricted Subsidiary in connection therewith incurred as of the first day of such period, with corresponding adjustments to the determination of Consolidated Interest Expense), and provided, further that the Consolidated EBITDA for any entity sold by the Borrower or any Restricted Subsidiary pursuant to a Material Disposition shall be deducted on a pro forma basis for such period (assuming the consummation of such sale or other disposition occurred on the first day of such period).

ARTICLE 8

DEFAULTS

Section 8.01. Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

(a) Failure to Make Payments When Due. The Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to any Loan or Reimbursement Obligations with respect to Letters of Credit whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) shall fail to pay within five (5) Business Days of the date when due any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (i)) payable under this Agreement or the other Loan Documents.

(b) Breach of Certain Covenants. (i) The Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 7.01(b)(i), 7.02(b) (with respect to the existence of the Borrower) or 7.02(j) or in Section 7.03 or 7.04; provided that an Unmatured Default or a Default that results from a failure of the Borrower to comply with Section 7.04 shall not constitute a Default for purposes of the Term Facility or any facility other than the Revolving Facility unless and until the date upon which the Required Revolving Lenders have actually terminated all Revolving Loan Commitments and declared any Revolving Loans to be immediately due and payable in accordance with this Agreement; or

(ii) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in Sections 8.01(a) or 8.01(b)(i)), and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A) the date on which written notice from the Administrative Agent or any Lender is received by the Borrower of such breach and (B) the date on which a member of the Senior Management Team of the Borrower or any Subsidiary Guarantor had knowledge of the existence of such breach.

(c) Breach of Representation or Warranty. Any representation, warranty or certification made or deemed made by the Borrower to the Administrative Agent or any Lender herein or by the Borrower or any of its Restricted Subsidiaries in or in connection with this Agreement or any of the other Loan Documents or any amendment or modification thereof or waiver thereunder, or in any statement, report, certificate, financial statement or other document at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

(d) Default as to Other Indebtedness. (i) The Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period).

(ii) Any event or condition shall occur that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Swap Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (A) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (B) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 7.03(a).

(e) Involuntary Bankruptcy; Appointment of Receiver, Etc. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(f) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by Section 7.03(c)(i)(D), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the Board of Directors (or similar governing body) of the Borrower or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (f);

(g) Judgments and Attachments. One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Borrower or any Restricted Subsidiary, or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment.

(h) Loan Documents and Collateral Matters. (i) Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under the Loan Documents) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

(ii) Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document, except (A) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents to a Person that is not a Loan Party, (B) the release thereof as provided in the applicable Collateral Document or Section 10.14 or (C) as a result of the failure of the Administrative Agent to (x) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or (y) continue in accordance with applicable law the effectiveness of any UCC financing statement.

(i) Inability to Pay Debts. The Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(j) Termination Event. Any Termination Event, which either alone or together with any other Termination Events, occurs which the Required Lenders believe is reasonably likely to subject either the Borrower or any of its Restricted Subsidiaries to liability individually or in the aggregate in excess of $50,000,000.

(k) Change of Control. A Change of Control shall occur.

A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 9.03.

ARTICLE 9

ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

Section 9.01. Termination of Commitments; Acceleration. If any Default described in Sections 8.01(e) or 8.01(f) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives. Without in any way limiting the foregoing, after the occurrence and during the continuance of a Default, the Administrative Agent shall be entitled to exercise its right to require cash collateral in support of 105.0% of the then aggregate outstanding L/C Obligations in accordance with Section 3.11.

Section 9.02. Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 2.14(c)(i);

(b) the Commitments, Loans and other Revolving Credit Obligations of such Defaulting Lender shall not be included in determining whether the Required Lenders or Required Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.03); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swing Line Obligations or L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swing Line Obligations and L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Facility but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Obligations plus such Defaulting Lender’s Swing Line Obligations and L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Loan Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Obligations and (y) second, cash collateralize for the benefit of each Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 3.11 for so long as such L/C Obligations are outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.08 with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

(iv) if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 3.08 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares of the Revolving Facility; and

(v) if all or any portion of such Defaulting Lender’s L/C Obligations are neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Loan Commitment that was utilized by such L/C Obligations) and letter of credit fees payable under Section 3.08 with respect to such Defaulting Lender’s L/C Obligations shall be payable to such Issuing Bank until and to the extent that such L/C Obligations are reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swing Line Bank shall not be required to fund any Swing Line Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligations will be 100.0% covered by the Revolving Loan Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 9.02(c), and participating interests in any such newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 9.02(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent of any Lender shall occur following the Escrow Date and for so long as such event shall continue or (ii) the Swing Line Bank or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Bank shall not be required to fund any Swing Line Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Line Bank or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Line Bank or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swing Line Bank and the Issuing Banks each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Obligations and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share of the Revolving Facility.

Section 9.03. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.03, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Unmatured Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Unmatured Default at the time.

(b) Except as provided in Sections 2.05(b), 2.20 and 9.03(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any technical error, ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon or reduce or forgive any interest or fees (including any prepayment fees) payable hereunder without the written consent of each Lender directly affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Loan under Sections 2.14 or 2.21, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (D) change Sections 12.02 or 12.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section 9.03(b) or the percentage set forth in the definition of the terms “Required Lenders” or “Required Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Revolving Lender or Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders, the provisions of this Section 9.03(b) and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (F) release substantially all of the value of the Guarantees provided by the Guarantors (including, in each case, by limiting liability in respect thereof) created under the Collateral Agreement without the written consent of each Lender (except as expressly provided in Section 10.14 or the Collateral Agreement) (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Collateral Documents), it being understood that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee), (G) release all or substantially all the Collateral from the Liens of the Collateral Documents, without the written consent of each Lender (except as expressly provided in Section 10.14 or the applicable Collateral Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Collateral Documents), it being understood that an amendment or other modification of the type of obligations secured by the Collateral Documents shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents) and (H) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided, further that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent; (2) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, affect the rights or duties of Issuing Bank under this Agreement or any L/C Document relating to any Letter of Credit issued or to be issued by it; (3) no amendment, waiver or consent shall, unless in writing and signed by a Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (4) no amendment, waiver or consent shall be made to modify Section 7.04 or any definition related thereto (as any such definition is used for purposes of Section 7.04), accelerate the Revolving Facility upon a breach of Section 7.04 or waive any Default resulting from a failure to perform or observe the requirements of Section 7.04 without the written consent of the Revolving Required Lenders; provided, however, that the waivers described in this clause (4) shall not require the consent of any Lenders other than the Revolving Required Lenders; and (5) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of, in the case of any amendment, waiver or other modification referred to in clause (c) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c) Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Credit Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or in any other Collateral Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement.” Additionally, the Administrative Agent may, without the consent of any Lender: enter into any Junior Lien Intercreditor Agreement or Pari Passu Intercreditor Agreement (or any amendment or supplement thereto) to the extent the Loan Parties have incurred Indebtedness secured by Liens that are required to be subject to the Junior Lien Intercreditor Agreement or Pari Passu Intercreditor Agreement.

(d) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.03 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of each Lender or each affected Lender, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement pursuant to Section 2.19; provided that the applicable Replacement Lender shall have consented to the proposed amendment, waiver or consent.

Section 9.04. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.03, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash, all financing arrangements among the Borrower and the Lenders shall have been terminated and all of the Letters of Credit shall have expired, been canceled or terminated.

ARTICLE 10

GENERAL PROVISIONS

Section 10.01. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated.

Section 10.02. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 10.03. Performance of Obligations. The Borrower agrees that after the occurrence and during the continuance of a Default, the Administrative Agent may, but shall have no obligation to, make any payment or perform any act required of the Borrower under any Loan Document to the extent the Administrative Agent determines that such action shall be necessary or advisable in order to protect or preserve the rights of the Lenders and Issuing Banks hereunder. The Administrative Agent shall use its reasonable efforts to give the Borrower notice of any action taken under this Section 10.03 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower’s obligations in respect thereof. The Borrower agrees to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 10.03, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 10.03 within one (1) Business Day after the date the Borrower receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent’s demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such unreimbursed advance under this Section 10.03 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. All outstanding principal of, and interest on, advances made under this Section 10.03 shall constitute Obligations subject to the terms of this Agreement until paid in full by the Borrower.

Section 10.04. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 10.05. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than the terms of any prior agreements or understandings which are expressly stated to survive the execution and delivery of this Agreement.

Section 10.06. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

Section 10.07. Expenses; Indemnification. (a) Expenses. The Borrower shall reimburse the Administrative Agent and the Arrangers for any reasonable and documented costs, internal charges and out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of (i) one primary counsel for the Administrative Agent, the Arrangers and their Affiliates and (ii) any local counsel to the Lenders retained by the Arrangers or the Administrative Agent, limited to one local counsel in each relevant jurisdiction, paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet or through a service such as IntraLinks) review, amendment modification and, after the occurrence and during the continuance of a Default or an Unmatured Default, administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Arrangers and the Lenders for any documented costs and out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent, the Arrangers and their Affiliates and one primary counsel for the Lenders) paid or incurred by the Administrative Agent or the Arrangers or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents.

(b) Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, each Arranger, each Co-Syndication Agent and each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent’s, Co-Syndication Agent’s, Arranger’s, Lender’s, or Affiliate’s respective officers, directors, trustees, investment advisors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article 5) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), whether or not arising in connection with any third party claim, imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

(i) this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents; or

(ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions and interest, whether direct or indirect, known or unknown, absolute or contingent, past, present or future, relating to any Environmental, Health or Safety Requirements of Law and arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest or the past, present or future environmental, health or safety condition of any respective property of the Borrower, its Subsidiaries or any of their respective predecessors in interest, the presence of asbestos-containing materials at any respective property of the Borrower, its Subsidiaries or any of their respective predecessors in interest or the Release or threatened Release of any Contaminant (collectively, the “Indemnified Matters”);

provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee with respect to the Loan Documents, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Section 10.07(b) shall not apply with respect to Taxes, other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

Each Indemnitee, with respect to any action against it in respect of which indemnity may be sought under this Section, shall give written notice of the commencement of such action to the Borrower within a reasonable time after such Indemnitee is made a party to such action. Upon receipt of any such notice by the Borrower, unless such Indemnitee shall be advised by its counsel that there are or may be legal defenses available to such Indemnitee that are different from, in addition to, or in conflict with, the defenses available to the Borrower or any of its Subsidiaries, the Borrower may participate with the Indemnitee in the defense of such Indemnified Matter, including the employment of counsel consented to by such Indemnitee

(which consent shall not be unreasonably withheld); provided, however, nothing provided herein shall entitle (a) the Borrower or any of its Subsidiaries to assume the defense of such Indemnified Matter or (b) any Indemnitee to effect any settlement in respect of any indemnified matter without the Borrower’s consent, such consent not to be unreasonably withheld or delayed.

(c) Waiver of Certain Claims; Settlement of Claims. The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages. No settlement of any claim asserted against or likely to be asserted against an Indemnitee shall be entered into by the Borrower or any if its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement or the other Loan Documents (whether or not the Administrative Agent or any Lender or any other Indemnitee is a party thereto) unless such settlement releases such Indemnitee from any and all liability with respect thereto.

(d) Survival of Agreements. The obligations and agreements of the Borrower under this Section 10.07 shall survive the termination of this Agreement.

Section 10.08. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

Section 10.09. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. If the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP (or in the application thereof) occurring after the Escrow Date on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the compliance of the Borrower and its Subsidiaries with such provision shall be determined on the basis of GAAP as in effect (and as applied) immediately before the relevant change became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders. Until such notice is withdrawn or the relevant provision is so amended, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations made with respect to the relevant provision before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Restricted Subsidiary at “fair value,” as defined therein, and (ii) any change in GAAP occurring after the Escrow Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the Escrow Date.

Section 10.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 10.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 10.12. GOVERNING LAW. THE ADMINISTRATIVE AGENT ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT NEW YORK, NEW YORK BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN THE BORROWER AND THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Section 10.13. CONSENT TO JURISDICTION; JURY TRIAL. (a) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (b), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE CITY OF NEW YORK, BOROUGH OF MANHATTAN. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (a) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(b) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) IN ORDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON ANY SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON BUT SHALL ONLY BE PERMITTED TO BRING ANY SUCH PERMISSIVE COUNTERCLAIM IN A PROCEEDING BROUGHT PURSUANT TO CLAUSE (a). THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (b).

(c) VENUE. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTION 10.07 AND THIS SECTION 10.13, WITH ITS COUNSEL.

Section 10.14. Release of Liens and Guarantees. A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Collateral Documents in Collateral owned by such Subsidiary Guarantor shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Restricted Subsidiary (including any voluntary liquidation or dissolution of such Subsidiary Guarantor in accordance with Section 7.03(c)); provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.03, the security interests in such Collateral created by the Collateral Documents shall be automatically released. In connection with any termination or release pursuant to this Section 10.14, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

Section 10.15. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

ARTICLE 11

THE ADMINISTRATIVE AGENT

Section 11.01. Appointment and Authorization. Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its administrative agent and collateral agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

Section 11.02. Administrative Agent and Affiliates. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.03. Action by Administrative Agent and Liability of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Unmatured Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.03), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.03) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Documents or the occurrence of any Unmatured Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article 5 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower or any Lender as a result of, any determination of the All-in Yield.

Section 11.04. Reliance on Documents and Counsel. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05. Employment of Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such subagent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such subagent and to the Related Parties of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06. Indemnification. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Arrangers, any Issuing Bank or the Swing Line Bank under any of the Loan Documents, including under Section 10.07(a) or (b) of this Agreement but without affecting the Borrower’s obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent or the Arrangers, as the case may be, ratably in accordance with such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Arrangers, any Issuing Bank or the Swing Line Bank, in their respective capacity as such.

Section 11.07. Successor Agent. Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Credit Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Credit Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any farther action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided, further that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 10.07, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Section 11.08. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 11.09. Administrative Agent, Arrangers, Co-Syndication Agents. None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Syndication Agent” or “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Syndication Agent” or “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreement set forth in Section 11.08, each of the Lenders acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 11.10. The Borrower and each Lender acknowledge that, if information furnished by the Loan Parties pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (a) the Administrative Agent may post any information that the Borrower has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (b) if the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform designated for Private Side Lender Representatives. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Borrower without liability or responsibility for the independent verification thereof.

ARTICLE 12

SETOFF; RATABLE PAYMENTS

Section 12.01. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

Section 12.02. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its respective Loans (other than payments received pursuant to Sections 4.01, 4.02 or 4.04 or as otherwise provided herein) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of the applicable Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

Section 12.03. Application of Payments. Subject to the provisions of Section 9.02, the Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 12.03, apply all payments and prepayments in respect of any Obligations received after the occurrence and during the continuance of a Default or Unmatured Default in the following order:

(a) first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(b) second, to pay interest on and then principal of any advance made under Section 10.03 for which the Administrative Agent has not then been paid by the Borrower or reimbursed by the Lenders;

(c) third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent;

(d) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

(e) fifth, to pay interest due in respect of Swing Line Loans;

(f) sixth, to pay interest due in respect of Loans (other than Swing Line Loans) and L/C Obligations;

(g) seventh, to the ratable payment or prepayment of principal outstanding on Swing Line Loans;

(h) eighth, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans), Reimbursement Obligations, Banking Services Obligations and Hedging Obligations;

(i) ninth, to provide required cash collateral, if required pursuant to Section 3.11; and

(j) tenth, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied to the outstanding Loans first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 12.03 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders, the Swing Line Bank and the issuer(s) of Letters of Credit as among themselves.

Section 12.04. Relations Among Lenders. (a) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 12.01, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

(b) The Lenders are not partners or coventurers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders, at the direction of the Required Lenders, to enforce on the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

Section 12.05. Representations and Covenants Among Lenders. Each Lender represents and covenants for the benefit of all other Lenders and the Administrative Agent that such Lender is not satisfying and shall not satisfy any of its obligations pursuant to this Agreement with any assets considered for any purposes of ERISA or Section 4975 of the Code to be assets of or on behalf of any “plan” as defined in section 3(3) of ERISA or section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code.

ARTICLE 13

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 13.01. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (a) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Article 13. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 13.02) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. The Administrative Agent may treat the Person which made any Loan or which holds any note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.03; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any note to direct payments relating to such Loan or note to another Person. Any assignee of the rights to any Loan or any note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

Section 13.02. Participations. (a) Permitted Participants; Effect. Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swing Line Bank, sell participations to one or more banks or other entities (other than Disqualified Lenders) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 9.03 that adversely affects such Participant. Subject to paragraph (b) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.02, 4.03, 4.04 and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.03. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.01 as though it were a Lender, provided such Participant agrees to be subject to Section 12.02 as though it were a Lender.

(b) Limitation of Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.01, 4.02 or 4.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent (i) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, or (ii) the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.05 unless such Participant agrees to comply with Section 4.05 as though it were a Lender (it being understood that the documentation required under Section 4.05(g) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 13.03. Assignments. (a) Consents. (i) Subject to the conditions set forth in paragraph (b) below, any Lender may assign to one or more assignees (other than any Disqualified Lender, any Defaulting Lender or any of its Subsidiaries, any natural person and, except as provided in Section 13.03(g) below, the Borrower or any of its Subsidiaries) (the “Purchasers”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of Borrower shall be required (x) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (y) for an assignment by any Initial Lender in connection with the primary syndication of the Facilities to Lenders selected by the Initial Lenders in consultation with the Borrower and (z) if a Default under Sections 8.01(a), 8.01(e), or 8.01(f) has occurred and is continuing, for any other assignment; provided, further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) with respect to Revolving Loans and Revolving Loan Commitments, the Swing Line Bank and the Issuing Banks.

The Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders (or providing the list to the Lenders). Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (1) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (2) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. The Administrative Agent shall post or otherwise make available to Lenders a list of all Disqualified Lenders.

(b) Conditions. Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) in the case of Term Loans, $1,000,000 and (y) in the case of Revolving Loan Commitment, $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under each Facility under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitments or Loans;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except, in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments); and

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Subsidiary Guarantors and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(c) Effect; Closing Date. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.02, 4.03, 4.04, 4.05 and 10.07). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.03 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.02.

(d) The Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitment of, and principal amount of the Loans and LC Drafts owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Recording. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 13.03 and any written consent to such assignment required by this Section 13.03, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.02(d), 2.17, 3.06, 3.07 or 11.06, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) Pledge to a Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Dutch Auctions. Notwithstanding anything to the contrary contained in this Section 13.03 or any other provision of this Agreement, so long as no Unmatured Default or Default has occurred and is continuing or would result therefrom, each Term Lender shall have the right at any time to sell, assign or transfer all or a portion of the Term Loans owing to it to the Borrower on a non-pro rata basis, subject to the following limitations:

(i) Such sale, assignment or transfer shall be pursuant to one or more modified Dutch auctions conducted by the Borrower (each, an “Auction”) to repurchase all or any portion of the Term Loans; provided that (x) notice of and the option to participate in the Auction shall be provided to all Term Lenders and (y) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish, which are consistent with this Section 13.03(g) and the Auction Procedures and are otherwise reasonably acceptable to the Borrower, the Auction Manager and the Administrative Agent;

(ii) With respect to all repurchases made by the Borrower or any of its Subsidiaries pursuant to this Section 13.03(g), (x) the Borrower shall deliver to the Auction Manager an officer’s certificate stating that, as of the launch date of the related Auction and the effective date of any such repurchase, it is not in possession of any information regarding the Borrower or its Subsidiaries, or their assets, the Loan Parties’ ability to perform the Obligations or any other matter regarding the Borrower or its Subsidiaries that may be material to a decision by any Term Lender to participate in any Auction or repurchase any such Term Loans that has not previously been disclosed to the Auction Manager, the Administrative Agent and the nonpublic Lenders, (y) the Borrower shall not use the proceeds of any borrowings under the Revolving Facility to repurchase such Term Loans and (z) the assigning Lender and the Borrower shall execute and deliver to the Auction Manager an Assignment and Assumption with respect to such repurchase; and

(iii) Immediately following a repurchase by the Borrower or its Subsidiaries pursuant to this Section 13.03(g), the Term Loans so repurchased shall, without further action by any Person, be deemed automatically canceled and no longer outstanding (and may not be resold by the Borrower or such Subsidiary) for all purposes of this Agreement and all other Loan Documents and the Administrative Agent shall reflect such repurchase in the Register.

Section 13.04. Confidentiality. The Administrative Agent, each Lender and each Arranger agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any rating agency, insurer or insurance broker or actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, its Subsidiaries and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Administrative Agent, any Lender or any Arranger on a non-confidential basis from a source other than the Borrower or (iii) is independently developed, discovered or arrived at by the Administrative Agent, any Lender or any Arranger. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business or the Collateral, other than any such information that is available to the Administrative Agent or any Arranger or Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.05. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Borrower and its Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 13.04 the confidentiality of any confidential information described therein.

ARTICLE 14

NOTICES

Section 14.01. Giving Notice. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 533 Maryville University Drive, St. Louis, Missouri 63141 USA, Attention of Emily K. Boss, (Facsimile No. (314-985-2258); Email: Kelly.Boss@energizer.com);

(ii) if to the Administrative Agent, to it at 10 South Dearborn, 9th Floor, Chicago, Illinois 60603, USA, Attention of Nan Wilson, (Facsimile No. (844-490-5663); Email: jpm.agency.cri@jpmorgan.com); and

(iii) if to any other Lender, to it at its address (or facsimile number) set forth below its signature hereto.

(b) (i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications; and (ii) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, noninfringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 14.02. Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 15

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.

ARTICLE 16

USA PATRIOT ACT

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information including all applicable “know your customer” and anti-money laundering rules and regulations that will allow such Lender or the Administrative Agent to identify such Loan Party in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENERGIZER HOLDINGS, INC., as Borrower

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[LENDER], as a Lender

By:
Name:
Title:

[for Lenders requiring two signature blocks]

By:
Name:
Title:

PRICING SCHEDULE

	Applicable	Applicable	Applicable Fee Rate
Status	Margin For Eurodollar Rate Loans	Margin For Floating Rate Loans	Applicable L/C Fee Percentage	Applicable Commitment Fee Percentage
Level I Status	1.50%	0.50%	1.50%	0.175%
Level II Status	1.75%	0.75%	1.75%	0.20%
Level III Status	2.00%	1.00%	2.00%	0.25%
Level IV Status	2.25%	1.25%	2.25%	0.30%

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to pursuant to Section 7.01(a)(i) and (ii) of the Credit Agreement, as applicable.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Total Leverage Ratio is less than or equal to 2.25 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Total Leverage Ratio is less than or equal to 3.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Total Leverage Ratio is less than or equal to 3.50 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

“Status” means Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Margin for Eurodollar Rate Loans, the Applicable Margin for Floating Rate Loans, the Applicable L/C Fee Percentage and the Applicable Commitment Fee Percentage shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin for Eurodollar Rate Loans, the Applicable Margin for Floating Rate Loans, the Applicable L/C Fee

Percentage or the Applicable Commitment Fee Percentage shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to this Agreement, then the Applicable Margin for Eurodollar Rate Loans, the Applicable Margin for Floating Rate Loans, the Applicable L/C Fee Percentage and the Applicable Commitment Fee Percentage shall be determined based upon Level IV Status until five (5) days after such Financials are so delivered. For the period from the Funding Date until the end of the first full fiscal quarter ending after the Funding Date, the Applicable Margin for Eurodollar Rate Loans, the Applicable Margin for Floating Rate Loans, the Applicable L/C Fee Percentage and the Applicable Commitment Fee Percentage shall be based on Level II Status.

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